UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1999 K Street, N.W.
Fourth Floor
Washington, D.C. 20006

 TO HOLDERS OF FARMER MAC
VOTING COMMON STOCK

April 26, 2013

Dear Farmer Mac Stockholder:

The Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac") is pleased to invite you to attend Farmer Mac's 2013 Annual Meeting of Stockholders to be held on Thursday, June 6, 2013, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

We hope you will be able to attend the meeting and suggest you read the enclosed Notice of Annual Meeting and Proxy Statement for information about Farmer Mac and the Annual Meeting of Stockholders. We have also enclosed Farmer Mac's 2012 Annual Report. Although the Annual Report does not constitute proxy soliciting material, we suggest you read it for additional information about Farmer Mac. Please complete, sign, date, and return a proxy card at your earliest convenience to help us establish a quorum and avoid the cost of further solicitation. The giving of your proxy will not affect your right to vote your shares personally if you attend the meeting. If you plan to attend the meeting, please so indicate on the enclosed proxy card.

Sincerely,
Lowell L. Junkins
Chairman of the Board

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

NOTICE OF ANNUAL MEETING

April 26, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders of the Federal Agricultural Mortgage Corporation ("Farmer Mac") will be held on Thursday, June 6, 2013, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006.

As described in the attached Proxy Statement, the meeting will be held for the following purposes:

•
to elect ten directors, five of whom will be elected by holders of Class A Voting Common Stock and five of whom will be elected by holders of Class B Voting Common Stock, to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

•	to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP as Farmer Mac's independent auditors for fiscal year 2013;

•	to approve the material terms of performance goals under Farmer Mac's 2008 Omnibus Incentive Plan;

•	to approve, on an advisory basis, the compensation of Farmer Mac's named executive officers disclosed in the attached Proxy Statement; and

•	to consider and act upon any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Please read the attached Proxy Statement for complete information on the matters to be considered and acted upon at the meeting.

Eligible holders of record of Farmer Mac's Class A Voting Common Stock and Class B Voting Common Stock at the close of business on April 17, 2013 are entitled to notice of and to vote at the meeting and any adjournment or postponement of the meeting.

For at least ten days prior to the meeting, a list of Farmer Mac stockholders will be available for examination by any stockholder for any purpose germane to the meeting at the offices of Farmer Mac between the hours of 9:00 a.m. and 5:00 p.m. local time.

Whether you intend to be present at the meeting or not, please complete the enclosed proxy card, date and sign it exactly as your name appears on the card, and return it in the postage prepaid envelope. This will ensure the voting of your shares if you do not attend the meeting. The giving of your proxy will not affect your right to vote your shares personally if you attend the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FARMER MAC.

By order of the Board of Directors,

Stephen P. Mullery
Secretary

i

ii

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

1999 K Street, N.W.
Fourth Floor
Washington, D.C. 20006

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held on June 6, 2013

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Federal Agricultural Mortgage Corporation ("Farmer Mac") of proxies from the holders of Farmer Mac's Class A Voting Common Stock and Class B Voting Common Stock (together, the "Voting Common Stock"). Farmer Mac is not soliciting proxies from the holders of its Class C Non-Voting Common Stock. The proxies will be voted at Farmer Mac's 2013 Annual Meeting of Stockholders (the "Meeting"), to be held on Thursday, June 6, 2013, at 8:00 a.m. local time at The Town Hall, 1999 K Street, N.W., First Floor, Washington, D.C. 20006, and at any adjournment or postponement of the Meeting. The Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed to holders of Voting Common Stock on or about April 26, 2013. In this Proxy Statement, except as the context otherwise requires or as otherwise noted, "we," "us," and "our" refer to Farmer Mac and its subsidiaries.

At the Meeting, Farmer Mac's Board of Directors (the "Board of Directors" or "Board") will present for a vote the election of ten members to the Board (Proposal 1), the ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditors for fiscal year 2013 (Proposal 2), and the approval of the material terms of performance goals under Farmer Mac's 2008 Omnibus Incentive Plan (Proposal 3). The Board will also present for a vote the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers disclosed in this Proxy Statement (Proposal 4). The Board is not aware of any other matter to be presented for a vote at the Meeting.

Important Notice Regarding the Availability of Proxy Materials for Farmer Mac's Annual Meeting of Stockholders to be held on June 6, 2013: the Proxy Statement, sample proxy cards, and Farmer Mac's 2012 Annual Report are available at www.farmermac.com/investors/stockholders/.

GENERAL INFORMATION

Voting Rights

One of the purposes of the Meeting is to elect ten members to the Board of Directors. Title VIII of the Farm Credit Act of 1971, as amended (the "Act"), provides that Farmer Mac's Class A Voting Common Stock may be held only by banks, insurance companies, and other financial institutions or entities that are not Farm Credit System institutions. The Act also provides that Farmer Mac's Class B Voting Common Stock may be held only by Farm Credit System institutions. Holders of Voting Common Stock who are not eligible holders of that stock should dispose of their stock to eligible holders. Farmer Mac has the right, but not the obligation, to repurchase shares of Voting Common Stock from ineligible holders for book value.

The Act provides that five members of the Board will be elected by the holders of the Class A Voting Common Stock (the "Class A Holders"), and five members of the Board will be elected by the holders of the Class B Voting Common Stock (the "Class B Holders"). The remaining five members of the Board are appointed by the President of the United States, with the advice and consent of the United States Senate.

Record Date

The Board of Directors has fixed April 17, 2013 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting. At the close of business on that date, there were issued and outstanding 1,030,780 shares of Class A Voting Common Stock and 500,301 shares of Class B Voting Common Stock, which together constitute the only outstanding capital stock of Farmer Mac entitled to vote at the Meeting. See "Stock Ownership of Directors, Executive Officers, and Certain Beneficial Owners—Principal Holders of Voting Common Stock."

Voting

The presence, in person or by proxy, of the holders of at least a majority of Farmer Mac's outstanding Voting Common Stock is required to constitute a quorum at the Meeting. Thus, 765,541 shares of Voting Common Stock must be represented by stockholders present at the Meeting or by proxy to have a quorum.

Proposal 1

Under the Act, the holders of Farmer Mac's Voting Common Stock are entitled to one vote per share, with cumulative voting permitted at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of the class of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected by that class. All of a stockholder's votes may be cast for a single candidate for director or may be distributed among any number of candidates. Class A Holders are entitled to vote only for the five directors to be elected by Class A Holders, and Class B Holders are entitled to vote only for the five directors to be elected by Class B Holders.

A stockholder may withhold a vote from one or more nominees by filling in the circle next to the names of those nominees in the space provided on the proxy card. Under those circumstances, unless other instructions are provided in writing, the stockholder's votes will then be cast evenly among the remaining nominees for its class. Stockholders who intend to cumulate their votes for any nominee are urged to read the instructions on the proxy card and to indicate the manner in which votes shall be cumulated in the space to the right of the applicable nominee name on the proxy card. The five nominees from each class who receive the greatest number of votes will be elected directors. If one or more of the nominees becomes unavailable for election, the Proxy Committee will cast votes under the authority granted by the enclosed proxy for any substitute or other nominee as the Board of Directors may designate. If no instructions are indicated on the proxies, the proxies represented by the Class A Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class A nominees, with the votes being cast evenly among each of the Class A nominees, and the proxies represented by the Class B Voting Common Stock will be voted in favor of the five nominees specified in this Proxy Statement as Class B nominees, with the votes being cast evenly among each of the Class B nominees.

Because only a plurality is required for the election of directors, votes to withhold from all nominees and broker non-votes (as defined below) will have no effect on the outcome of the vote of Proposal 1.

Proposals 2, 3, and 4

Other than the election of directors, the Class A Holders and Class B Holders vote together as a single class on any matter submitted to a vote of the holders of Voting Common Stock. The affirmative vote of a majority of the shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting is required for the approval of Proposal 2, Proposal 3, and Proposal 4.

Shares of Voting Common Stock represented by proxies marked "Abstain" for any proposal presented at the Meeting (other than the election of directors) will be counted for purposes of determining the presence of a quorum, but will not be voted for or against such proposal. Abstentions will, however, have the effect of a vote against any such proposal (other than the election of directors).

If a holder of Voting Common Stock holds shares through an account with a bank or broker, the voting of the shares by the bank or broker when the holder does not provide voting instructions is governed by the rules of the New York Stock Exchange ("NYSE"), which allow banks and brokers to vote shares in their discretion on "routine" matters for which their customers do not provide voting instructions. On matters considered "non-routine," banks and brokers may not vote shares without a customer's instructions. A "broker non-vote" occurs when a bank or broker holding the shares has not received voting instructions from its customer and either chooses not to vote those shares on a routine matter at a stockholders' meeting, or is not permitted to vote those shares because a proposal is considered a non-routine matter. Broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present, but will not be voted for or against the related proposal.

The ratification of PricewaterhouseCoopers LLP as Farmer Mac's independent auditors for fiscal year 2013 is considered a routine matter. Accordingly, banks and brokers may vote shares on Proposal 2 if they have not received a customer's instructions, and there generally will be no broker non-votes on this proposal, unless a bank or broker chooses not to vote shares on Proposal 2.

All other proposals in this Proxy Statement are considered "non-routine" matters, so stockholders must provide their banks or brokers with instructions on how to vote for their shares to be voted. Broker non-votes will have no effect on the outcome of the votes on Proposals 3 and 4, which are "non-routine" matters, because broker non-votes will not be considered as representing shares entitled to vote on non-routine matters.

Proxy Procedure

Any holder of Voting Common Stock who is unable to attend the Meeting in person will be afforded the right to vote by means of the proxy solicited by the Board of Directors. When a proxy is returned properly completed and signed, the shares it represents must be voted by the Proxy Committee (described below) as directed by the stockholder. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.

Execution of a proxy will not prevent a stockholder from attending the Meeting, revoking a previously submitted proxy, and voting in person. Any stockholder who gives a proxy may revoke it at any time before it is voted by notifying Farmer Mac's Secretary in writing on a date later than the date of the proxy, by submitting a later dated proxy, or by voting in person at the Meeting. Mere attendance at the Meeting, however, will not constitute revocation of a proxy. Written notices revoking a proxy should be sent to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The Proxy Committee is composed of three executive officers of Farmer Mac – Timothy L. Buzby, Stephen P. Mullery, and Tom D. Stenson – and will vote all shares of Voting Common Stock represented by proxies signed and returned by stockholders in the manner specified. The Proxy Committee will also vote the shares represented by proxies in accordance with its members' best judgment on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the Meeting.

CORPORATE GOVERNANCE MATTERS

Director Independence

The Board of Directors has adopted a formal set of standards to form the basis for determinations of director independence prescribed by NYSE listing requirements. To be considered "independent" for purposes of these standards, the Board must affirmatively determine that a director does not have a material relationship with Farmer Mac or any of its affiliates (as defined in Rule 144(a)(1) of the Securities Act of 1933, as amended, or the "Securities Act") other than as a director of Farmer Mac, either directly or as a partner, shareholder, or officer of an organization that has a relationship with Farmer Mac. The Board broadly considers all relevant facts and circumstances in making an independence determination, including the following criteria, among others, in determining whether a director lacks a material relationship with Farmer Mac and therefore is "independent":

(a)
the director is not, and has not been during the preceding three years, an employee of Farmer Mac, and the director has no immediate family member who is, or has been during the preceding three years, an executive officer of Farmer Mac;

(b)
the director has not received, and has no immediate family member who has received, more than $120,000 in direct compensation from Farmer Mac during any twelve-month period within the preceding three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c)
the director is not currently an employee of, and has no immediate family member who is a current partner or executive officer of, any entity that has made payments to, or received payments from, Farmer Mac for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (i) $1 million and (ii) 2% of such other entity's consolidated gross revenues;

(d)
(i) the director is not a current partner or employee of a firm that is Farmer Mac's internal or external auditor; (ii) the director has no immediate family member who is a current partner of such a firm; (iii) the director has no immediate family member who is a current employee of such a firm and personally works on Farmer Mac's audit; and (iv) the director or an immediate family member was not within the last three years a partner or employee of such a firm and did not personally work on Farmer Mac's audit within that time;

(e)
the director or an immediate family member is not, and has not been during the preceding three years, employed as an executive officer of another company where any of Farmer Mac's present executive officers at the same time serves or served on that company's compensation committee;

(f)
the director is not, and has not been during any of the preceding three fiscal years, affiliated with a tax-exempt organization that received within the preceding three years contributions from Farmer Mac that exceeded in any single fiscal year the greater of (i) $1 million and (ii) 2% of such other organization's consolidated gross revenues;

(g)
the director is not an officer, partner, or employee of, and has no immediate family member who is an officer or partner of, any entity (or affiliate thereof) that (i) is doing business with Farmer Mac (which, for these purposes, includes the origination, or sale to Farmer Mac, of any loans or securities that are currently (A) held on Farmer Mac's balance sheet or (B) off-balance sheet obligations of Farmer Mac), or (ii) holds 5% or greater of Farmer Mac's Class A or Class B Voting Common Stock;

(h)	the director does not hold, and is not a candidate to hold, an elected office of the Federal government;

(i)	the director is not an employee of the Federal government who either is in a position to oversee Farmer Mac's business or is employed by an agency that oversees Farmer Mac's business; and

(j)
the director does not have any other relationships, not described in (a) through (i), with Farmer Mac or the members of management of Farmer Mac or other activities that the Board has determined to be material.

For purposes of the foregoing independence criteria, the term "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-laws, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person's home.

The independence criteria set forth above are included in Farmer Mac's Corporate Governance Guidelines available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. These criteria meet or exceed all standards for director independence under applicable rules of the Securities and Exchange Commission (the "SEC") and NYSE.

In April 2013, the Board considered all direct and indirect transactions and relationships between each director (either directly or as a partner, stockholder, officer, or director of an entity that has a business relationship with Farmer Mac) and Farmer Mac and its management to determine whether any of those transactions or relationships were inconsistent with a determination that the director is independent. As a result of its review, the Board affirmatively determined that each of the following current directors meets the criteria for director independence set forth above and, therefore, is independent: Dennis L. Brack, Chester J. Culver, Richard H. Davidson, James R. Engebretsen, Dennis A. Everson, Sara L. Faivre-Davis, Mitchell A. Johnson, Lowell L. Junkins, Clark B. Maxwell, James B. McElroy, J. Dan Raines, Bruce J. Sherrick, and Myles J. Watts. During the same review, the Board determined that Thomas W. Hill and Douglas E. Wilhelm were not independent because they are each currently a party to a services agreement with an entity that holds more than 5% of Farmer Mac's Class B Voting Common Stock, under which each of them serves as an employee of the related stockholder.

In determining that each of the current directors other than Messrs. Hill and Wilhelm is independent of Farmer Mac, the Board considered that because financial institutions are required to own Voting Common Stock to participate in Farmer Mac's programs, transactions often occur in the ordinary course of business between Farmer Mac and companies or other entities at which some of Farmer Mac's directors are or have been officers or directors. In particular, the Board evaluated for each of Messrs. Brack, Everson, and Raines all transactions between Farmer Mac and the company where each serves as a director. Those transactions included sales of qualified loans and USDA-guaranteed portions and guarantee and long-term standby purchase commitment transactions as well as the annual amount of guarantee and commitment fees paid to Farmer Mac by that company and any servicing or other fees received by that company from Farmer Mac. In each case, the transactions had terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac. The Board affirmatively determined that none of the relationships were material for purposes of the independence criteria. For additional information about transactions between Farmer Mac and entities affiliated with its current directors, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Related Party Transactions" and Note 3 in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2012.

Board of Directors Meetings and Committees

In 2012, the Board of Directors held a total of eight meetings. Each member of the Board attended 75% or more of the aggregate number of Board meetings and of the committees on which he or she served during 2012. As Chairman of the Board, Lowell L. Junkins presides over all meetings of the Board of Directors, including regularly scheduled executive sessions of the Board in which members of management do not participate. All members of the Board of Directors are expected to attend the

Annual Meeting of Stockholders, which is held in conjunction with a regularly scheduled meeting of the Board of Directors. All current members of the Board of Directors attended the 2012 Annual Meeting of Stockholders.

The Board currently has seven standing committees to assist the Board to perform its responsibilities: Audit Committee, Compensation Committee, Corporate Governance Committee, Credit Committee, Finance Committee, Marketing Committee, and Public Policy Committee. Each director serves on at least one committee.

The following table sets forth the committees on which each current member of the Board has served since the 2012 Annual Meeting of Stockholders:

	Audit	Compensation	Corporate Governance	Credit	Finance	Marketing	Public Policy
Brack	X (Chair)	X	X
Culver				X		X	X
Davidson		X (Chair)	X	X
Engebretsen	X		X		X
Everson				X (Chair)		X	X
Faivre-Davis	X	X				X (Chair)
Hill					X
Johnson		X			X
Junkins		X	X (Chair)				X
Maxwell	X				X (Chair)		X
McElroy	X					X
Raines			X	X			X
Sherrick	X	X			X
Watts			X	X			X (Chair)
Wilhelm						X

See "Class A Nominees," "Class B Nominees," and "Directors Appointed by the President of the United States" under "Proposal 1: Election of Directors—Information about Nominees for Directors" for additional information regarding the current members of the Board.

The following table sets forth the responsibilities of each Board committee, as well as the number of meetings each committee held during 2012:

Name of Board Committee	Number of Meetings Held in 2012	Committee Responsibilities
Audit	9
Engages independent auditors to audit books, records, and accounts of Farmer Mac, approves any non-audit services by these independent auditors, reviews the scope of audits as recommended by the independent auditors and internal audit, and assists the Board in overseeing the integrity of financial statements and legal and compliance requirements

Compensation	9	Approves and makes recommendations to the Board of Directors on salaries and benefit plans of all directors and executive officers
Corporate Governance	17
Selects nominees for election to the Board of Directors, reviews and approves corporate governance policies and corporate governance guidelines, oversees enterprise risk management, sets agendas for the meetings of the Board of Directors, resolves conflicts of interest, and is able to exercise certain powers of the Board of Directors during the intervals between meetings of the Board

Credit	6
Reviews and approves all policy matters relating to changes to Farmer Mac's Seller/Servicer Guide and to credit, collateral valuation, underwriting, and loan diversification standards, and makes recommendations to the Board of Directors on credit matters

Finance	6	Determines Farmer Mac's financial policies and oversees its financial affairs
Marketing	6
Develops and monitors Farmer Mac's lines of business and marketing plan, and makes recommendations to the Board of Directors about commencement of new business initiatives and related products and modification or discontinuance of existing business initiatives and related products

Public Policy	6	Considers matters of public policy referred to it by the Board of Directors, including Farmer Mac's relationship with and policies regarding borrowers, Congress, and governmental agencies

Each of these Committees oversees aspects of Farmer Mac's enterprise risk management as described in the following paragraph. See "Proposal 1: Election of Directors" for more information about the Corporate Governance Committee. See "Executive Compensation Governance" for more information about the Compensation Committee. See "Report of the Audit Committee" and "Proposal 2: Selection of Independent Auditors" for more information about the Audit Committee.

Enterprise Risk Management

Farmer Mac's executive officers have the primary responsibility for managing the risks associated with Farmer Mac's business, including operational, credit, asset and liability management, legal, human resources, regulatory, reputational, and political risks. The Board of Directors oversees Farmer Mac's enterprise risk primarily through the Corporate Governance Committee and the delegation of specific areas of risk to the other Board committees, as well as through Farmer Mac's internal audit and internal credit review functions.  The internal audit function annually compiles an enterprise risk assessment and, under the oversight of the Audit Committee, conducts periodic audits of each of the various risk areas within Farmer Mac at least once every three years. The internal credit review function provides an independent assessment of credit risk, reporting directly to the Credit Committee. Each of the committees and management report at each Board meeting to the Corporate Governance Committee about the risks within their respective jurisdictions, and the Corporate Governance Committee provides a report to the full Board at each Board meeting.

The following table describes the various risks that each Board committee oversees:

Name of Board Committee	Risks Overseen by Board Committee
Audit
Financial reporting and accounting practices of Farmer Mac, as well as oversight of whistleblower complaints and allegations of fraud, security breaches, data integrity, business continuity planning, and regulatory compliance

Compensation
Alignment of Farmer Mac's compensation policies and plans with its overall risk tolerance, as well as oversight of all human resources issues such as employee benefits, employee development and retention, and staff turnover

Corporate Governance	Governance policies of Farmer Mac, compliance with Farmer Mac's code of business conduct and ethics, and Farmer Mac's overall enterprise risk management
Credit
Credit risks inherent in Farmer Mac's fulfillment of its statutory mission to deliver the benefits of a secondary market to agricultural and rural utilities lenders, including credit underwriting, loan servicing, documentation, and counterparty risk

Finance
Farmer Mac's finance-related risk, including asset and liability management, compliance with the Board's investment and interest rate risk policies, funding risk, changes in asset values, investment quality, and liquidity

Marketing	Reputational risks and risks related to the development and maintenance of Farmer Mac's customer relationships
Public Policy	Farmer Mac's exposure to political and regulatory risks

Code of Business Conduct and Ethics

Farmer Mac has adopted a code of business conduct and ethics (the "Code") that applies to all directors, officers, employees, and agents of Farmer Mac, including Farmer Mac's principal executive officer, principal financial officer, and principal accounting officer. The Code was most recently amended in December 2012. A copy of the Code is available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. Farmer Mac will post any amendment to, or waiver from, a provision of the Code in that same location on its website. A print copy of the Code is available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

Stockholder Proposals

Each year, at the annual meeting, the Board of Directors submits to the stockholders its nominees for election as Class A and Class B directors. In addition, the Audit Committee's selection of independent auditors for the year is submitted for stockholder ratification at each annual meeting in accordance with Farmer Mac's Amended and Restated By-Laws (the "By-Laws"). The Board of Directors may, in its discretion and upon proper notice, also present other matters to the stockholders for action at an annual meeting, including presenting for a vote the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers. In addition to those matters presented by the Board of Directors, the stockholders may be asked to act at an annual meeting upon proposals timely submitted by eligible holders of Voting Common Stock.

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals of stockholders to be presented at the Meeting were required to be received by Farmer Mac's Secretary on or before December 30, 2012 for inclusion in this Proxy Statement and the accompanying proxy card. Other than the election of ten members to the Board of Directors, the ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditors for fiscal year 2013, the approval of the material terms of performance goals under Farmer Mac's 2008 Omnibus Incentive Plan, and the approval, on an advisory basis, of the compensation of Farmer Mac's named executive officers disclosed in this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Meeting. If any other matters not known at the time this Proxy Statement was printed are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for Farmer Mac's 2014 Annual Meeting of Stockholders. If any stockholder eligible to do so intends to present a proposal for consideration at Farmer Mac's 2014 Annual Meeting of Stockholders under Rule 14a-8 of the Exchange Act, Farmer Mac's Secretary must receive the proposal on or before December 27, 2013 to be considered for inclusion in the 2014

Proxy Statement. Proposals should be sent to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The procedures set forth in Farmer Mac's By-Laws by which a stockholder may bring business before a meeting were most recently amended on December 6, 2012. The By-Laws currently provide that stockholders who seek to bring business before a meeting of stockholders, other than the election of directors, generally must provide notice of that intent not earlier than 120 nor later than 90 calendar days prior to the first anniversary of the immediately preceding year's annual meeting of stockholders, and, in such notice, provide Farmer Mac with relevant information about the proposal. Any stockholder proposal received by Farmer Mac's Secretary before February 6, 2014 or after March 8, 2014 will be considered untimely and, if presented at the 2014 Annual Meeting of Stockholders, the Proxy Committee, as then constituted, will have the right to exercise discretionary voting authority on that proposal to the extent authorized by Rule 14a-4(c) of the Exchange Act.

For information about stockholders' nominations of individuals to stand for election as a director at an annual meeting, see "Proposal 1: Election of Directors."

Communications with the Board

Stockholders and other interested parties may communicate directly with members of the Board of Directors by writing to them at Federal Agricultural Mortgage Corporation, 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

PROPOSAL 1:
ELECTION OF DIRECTORS

Board Structure

The Act provides that five of Farmer Mac's directors are elected by the Class A Holders, and five directors are elected by the Class B Holders. At the Meeting, ten directors will be elected for one-year terms. All of the Class A nominees and all of the Class B nominees currently are members of the Board of Directors. The directors elected by the Class A Holders and the Class B Holders at the Meeting will hold office until Farmer Mac's 2014 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified.

The Act further provides that the President of the United States appoints five members to the Board of Directors with the advice and consent of the United States Senate (the "Appointed Members"). The Appointed Members serve at the pleasure of the President of the United States. The Board of Directors, after the election at the Meeting, will consist of the five Appointed Members named under "—Information about Nominees for Directors—Directors Appointed by the President of the United States" below (or such other Appointed Members as may be appointed by the President and confirmed by the Senate between April 15, 2013 and June 6, 2013) and the ten members who are elected by the holders of Farmer Mac's Voting Common Stock.

Selection of Director Nominees by Board

The Corporate Governance Committee facilitates the selection of director nominees. Farmer Mac's By-Laws require the Corporate Governance Committee to be comprised of two Appointed Members (one of whom serves as the chairman of the Corporate Governance Committee), two directors who have been elected by the holders of the Class A Voting Common Stock, and two directors who have been elected by the holders of the Class B Voting Common Stock. The current members of the Corporate Governance Committee are: Appointed Members Junkins (chairman of the Corporate Governance Committee) and Watts; Class A directors Brack and Engebretsen; and Class B directors Davidson and Raines. As described in more detail under "Corporate Governance Matters—Director Independence," the Board has determined that all of the current members of the Corporate Governance Committee are "independent" as defined under Farmer Mac's Corporate Governance Guidelines, which prescribe independence criteria that meet or exceed all standards for director independence under applicable SEC and NYSE rules. The Corporate Governance Committee Charter and Farmer Mac's Corporate Governance Guidelines are available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. Print copies of the Corporate Governance Committee Charter and Farmer Mac's Corporate Governance Guidelines are available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The Board has adopted a policy statement on directors that expresses the general principles that should govern director selection and conduct, which the Corporate Governance Committee uses in identifying and evaluating potential director candidates. The Corporate Governance Committee reviews, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the perceived needs of the Board at that point in time. The Corporate Governance Committee strives to identify and retain as members of the Board individuals who have the qualities, business background, and experience that will enable them to contribute significantly to the development of Farmer Mac's business and its future success.

The Board has determined that its elected members should be comprised of individuals with a variety of business backgrounds and experiences who have a broad perspective and good record of accomplishment as senior members of agricultural or other relevant business entities; as agricultural, rural utilities, or commercial lenders; as accountants or auditors; or as entrepreneurs. The Board has also determined that it is desirable to have qualified female and minority representation on the Board. In selecting a nominee for director, the Corporate Governance Committee also considers an individual's character, judgment, fairness, and overall ability to serve Farmer Mac. Thus, in addition to considering the current needs of the Board and the quality of an individual's professional background and experience, the Corporate Governance Committee seeks individuals who:

•	have integrity, independence, an inquiring mind, an ability to work with others, good judgment, intellectual competence, and motivation;

•	have the willingness and ability to represent all stockholders' interests, and not just the particular stockholders that elect the director to serve on the Board;

•	have an awareness of, and a sensitivity to, the public purpose of Farmer Mac and a sense of responsibility to Farmer Mac's intended beneficiaries;

•	are willing to commit the necessary time and energy to prepare for and attend Board and committee meetings; and

•
are willing and have the ability to present their views and opinions in a forthright manner, but, upon the conclusion of deliberations, to act in the best interests of Farmer Mac and all of its stockholders, and, once a decision is reached by a majority, to support the decision.

The Corporate Governance Committee and the Board exercise judgment in applying these factors to select director nominees.

In identifying potential candidates for the Board, the Corporate Governance Committee considers suggestions from Board members, management, stockholders, and others. From time to time, the Corporate Governance Committee may retain a search firm to assist in identifying potential candidates and gathering information about the background and experience of those candidates. The Corporate Governance Committee will consider all proposed nominees, including stockholder nominees, in light of the qualifications discussed above and the assessed needs of the Board at the time.

The Corporate Governance Committee recommended five individuals to be considered for election as Class A nominees and five individuals to be considered for election as Class B nominees, and the Board of Directors has approved these recommendations. The individuals recommended by the Corporate Governance Committee are referred to collectively as the "Nominees." The Nominees will stand for election to serve for terms of one year each, or until their respective successors are duly elected and qualified. All of the Nominees are current members of the Board standing for re-election. AgriBank, FCB, the holder of approximately 40.3% of the Class B Voting Common Stock, recommended to the Corporate Governance Committee that James B. McElroy and Richard H. Davidson be renominated. CoBank, ACB, the holder (along with its wholly-owned subsidiary CoBank, FCB) of approximately 32.6% of the Class B Voting Common Stock, and Farm Credit Bank of Texas, the holder of approximately 7.7% of the Class B Voting Common Stock, followed the procedures set forth below for submitting an advance notice of director nomination, and jointly nominated Thomas W. Hill and Douglas E. Wilhelm for re-election. No fees were paid to any director search firms or other third parties to assist in identifying and evaluating the Nominees.

Stockholder Director Nominations

On December 6, 2012, the Board of Directors amended and restated Farmer Mac's By-Laws to add, among other provisions, a separate and revised advance notice of director nomination provision to provide a process for the delivery of timely and proper notices for stockholder nominations. The exclusive means by which holders of Farmer Mac's Voting Common Stock may nominate an individual to stand for election to the Board at an annual meeting of stockholders are set forth in Farmer Mac's By-Laws and summarized below.

Timely Notice. Stockholders seeking to nominate persons for election to the Board at an annual meeting of stockholders must deliver a timely and proper advance written notice to Farmer Mac, which generally must be received by Farmer Mac's Secretary not earlier than 120 nor later than 90 calendar days prior to the first anniversary of the immediately preceding year's annual meeting of shareholders. For the 2014 Annual Meeting of Stockholders, the holders of Farmer Mac's Voting Common Stock may submit written nominations on or after February 6, 2014 until March 8, 2014 to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

Proper Notice. For a stockholder's advance notice of director nomination to be proper, it must be in proper written form. The content of the advance notice for director nomination must include specified representations from the stockholder and provide detailed information about, among other things, the nominating person (as defined in the By-Laws), stock ownership and related filing obligations under the Exchange Act, each proposed nominee, and certain compensation arrangements.

Nominee Eligibility. Prospective director nominees must satisfy specified requirements to be eligible for nomination by a shareholder for election as a director, including requirements to deliver a written questionnaire about the background and qualifications of the proposed nominee and a written representation and agreement, in the form to be provided by Farmer Mac's Secretary upon written request. The By-Laws also provide that, at a minimum, a proposed nominee must:

•	be capable of demonstrating to the reasonable satisfaction of the Board or a committee thereof, in its sole discretion, an understanding of basic financial statements;

•	be over 21 years of age;

•
have relevant business experience (taking into account the business experience of other directors) and high moral character, in each case as determined by the Board or a Board committee, in its sole discretion; and

•	satisfy any other criteria for service as may be publicly disclosed by Farmer Mac from time to time.

Please see Farmer Mac's By-Laws containing the provisions described above, filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Farmer Mac on December 12, 2012 with the SEC.

Information about Nominees for Director

Each of the Nominees has consented to being named in this Proxy Statement and to serve if elected. Each of the Nominees has been principally employed in his current position for the past five years unless otherwise noted. If any of the ten Nominees named below is unable or unwilling to stand as a candidate for the office of director on the date of the Meeting or at any adjournment or postponement of the Meeting, the proxies received on behalf of that Nominee will be voted for any substitute or other nominee as the Board of Directors may designate. The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected.

The Board of Directors unanimously recommends that Class A Holders and Class B Holders vote FOR all of the Nominees, as applicable, listed below for election as directors.

Class A Nominees

DENNIS L. BRACK, 60, has been a member of the Board of Directors of Farmer Mac since June 7, 2001 and serves as chairman of the Audit Committee and as a member of the Corporate Governance Committee and the Compensation Committee. Mr. Brack served as President and Chief Executive Officer of Bath State Bank in Bath, Indiana from 1988 to 2007. He has remained as a director of Bath State Bank and is currently a director of the board of Bath State Bancorp, the holding company for the bank. He became a member of the board of directors of Franklin County Community Foundation, Brookville, Indiana in 2007 and has served as a member of their Investment Committee from 1999 to 2009. Mr. Brack has recently worked on the steering committees for Comprehensive Plan Development in both Franklin and Union Counties, Indiana. He was also a director of the Indiana Bankers Association from 1994 to 1996 and previously served a three-year term on the Purdue University Dean's Advisory Council.

JAMES R. ENGEBRETSEN, 57, has been a member of the Board of Directors of Farmer Mac since June 5, 2008 and serves as a member of the Audit Committee, the Corporate Governance Committee, and the Finance Committee. Mr. Engebretsen is the Assistant Dean of the Marriott School of Management at Brigham Young University, where he also served as Professor of Finance. He formerly served as the Managing Director of the Peery Institute of Financial Services at the Marriott School from 2004 to 2006. He joined the Marriott School with nearly fifteen years of work experience at Lehman Brothers, JP Morgan, and Goldman Sachs in New York and Philadelphia. Mr. Engebretsen left Goldman Sachs in 1995 to set up his own hedge fund, Associates Capital Management. He is a registered investment advisor and earned his MBA and BS in Economics from Brigham Young University.

DENNIS A. EVERSON, 62, has been a member of the Board of Directors of Farmer Mac since June 3, 2004 and serves as chairman of the Credit Committee and as a member of the Marketing Committee and the Public Policy Committee. Mr. Everson currently serves on the board of directors of First Dakota National Bank. Mr. Everson served as Branch Administration Director of First Dakota National Bank from 2009 until his retirement in December 2012. Prior to that, he served as President and Manager of the First Dakota National Bank Agri-business Division starting in 2002. From 1984 until 2002, he was Vice President and Manager of the First Dakota National Bank Agri-business Division. From 2000 until 2002, Mr. Everson was a member of the Federal Home Loan Bank Committee of the American Bankers Association. During 1998, he served as Chairman of the Agricultural & Rural Bankers Committee of the American Bankers Association.

MITCHELL A. JOHNSON, 71, has been a member of the Board of Directors of Farmer Mac since June 12, 1997 and is a member of the Compensation Committee and the Finance Committee. Mr. Johnson is a financial consultant. He is also a trustee of, and during the past six years has served as director for, the Advisors' Inner Circle Funds, the Advisors' Inner Circle Funds II, The Bishop Street Funds, and SEI Funds. Mr. Johnson formerly was President of MAJ Capital Management, Inc., an investment management firm that he founded in 1994 following his retirement from the Student Loan Marketing Association ("Sallie Mae"). During his 21 years with Sallie Mae, Mr. Johnson held numerous positions within that organization including, for the seven years preceding his retirement, Senior Vice President, Corporate Finance. He has been a trustee of Citizens Funds, Rushmore Funds, and Diversified Funds. Mr. Johnson also served as a director of Eldorado Bankshares, Inc., Laguna Hills, California, the holding company for Eldorado and Antelope Valley Banks.

CLARK B. MAXWELL, 41, has been a member of the Board of Directors of Farmer Mac since June 5, 2008 and serves as chairman of the Finance Committee and as a member of the Audit Committee and the Public Policy Committee. Mr. Maxwell is a Managing Director and Head of Accounting Policy and Global Accounting Services at Chatham Financial Corp., where he has held various positions since 2002. Chatham provides comprehensive interest rate, commodity, and currency hedging expertise to hundreds of financial institutions, real estate companies, and other institutional clients. From 1998 to 2002, Mr. Maxwell was a Manager at Ernst & Young LLP, where he specialized in audits of financial institutions and served as a derivatives and hedging subject matter expert. Mr. Maxwell was a Postgraduate Technical Assistant at the Financial Accounting Standards Board from 1997 to 1998, where he worked on the development of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. Mr. Maxwell is a Certified Public Accountant and a member of the AICPA. He received his BS, summa cum laude, and Masters in Accounting from Brigham Young University.

Class B Nominees

RICHARD H. DAVIDSON, 68, has been a member of the Board of Directors of Farmer Mac since June 3, 2010 and serves as chairman of the Compensation Committee and as a member of the Corporate Governance Committee and the Credit Committee. Mr. Davidson is presently serving as President of Davidson Farms, Inc. and Vice President of DSF, Inc., which consists of a grain farm, cow/calf herd, and beef cattle operation, located south of Columbus, Ohio. Mr. Davidson has been operating Davidson Farms, Inc. since 1970 and, together with his son, operating DSF, Inc. since 2001. Mr. Davidson was elected to the AgriBank, FCB Board of Directors in March 2005 and currently serves as its Chairman. He also serves on AgriBank's Finance Committee and its Enterprise Risk Management Committee. He also currently serves on the board of the Fayette County Charitable Foundation and was chairman of the Fayette County Planning Commission and the Fayette County Zoning Commission. Mr. Davidson has previously served on the board and as chairman of West Central Ohio Port Authority (railroad), Fayette Landmark, Inc. Co-op Supply Business, and Fayette County Farm Bureau. He has also previously served on the board of the Columbus Production Credit Association, the Southern Ohio Farm Credit Association, Southern State Community College, Robinson Seed Company, Inc. Stock Company, Fayette County Chamber of Commerce, and Royster Clark, Inc. Stock Company (fertilizer and agricultural supply). Mr. Davidson is a graduate of The Ohio State University with a degree in Agricultural Economics.

THOMAS W. HILL, 63, has been a member of the Board of Directors since June 7, 2012 and serves as a member of the Finance Committee. Mr. Hill served until November 2010 as Senior Vice President, Chief Financial and Operations Officer of Farm Credit Bank of Texas. In that role, Mr. Hill was responsible for the financial management, operations and technology, and human resources departments within the finance division of Farm Credit Bank of Texas. In addition, he managed the bank's loan pricing, interest-rate risk management, financial planning, financial reporting, and accounting systems. Mr. Hill began his Farm Credit System career in 1974 in the finance and accounting department at the Federal Intermediate Credit Bank of Spokane. In 1987, he transferred to the Farm Credit System Capital Corporation to join the team that monitored the operations of distressed Farm Credit System banks. In 1988, he joined the Farm Credit Bank of Texas, where he was responsible for developing plans for implementing provisions of the Agricultural Credit Act of 1987. Mr. Hill has been a member of System Work Groups addressing the question of how to determine the adequacy of capital for Farm Credit System institutions since the introduction of capitalization regulations in the late 1980s. Within the Farm Credit System, he has also served as chairman of the Capital Adequacy Work Group and was a charter member of the Accounting Standards Work Group. Mr. Hill is a graduate of Texas A&I University (Texas A&M University - Kingsville).

JAMES B. MCELROY, 64, has been a member of the Board of Directors since June 7, 2012 and serves as a member of the Audit Committee and the Marketing Committee. Mr. McElroy has served as a member of the board of directors of AgriBank, FCB since 2000, including as chairman from 2004 to 2006, and has served on its Audit, Risk Management, and Finance Committees. Prior to that time, Mr. McElroy served on and is a past chairman of the FCS of Mid-America Association board in Louisville, Kentucky, and also served on its Audit Committee. He has been a Farm Credit System director since 1975, also serving on the Green River PCA board in Owensboro, Kentucky. Mr. McElroy currently operates a grain operation with his son in western Kentucky, raising corn, wheat, and soybeans. He also operates a land drainage company and a farm management business, and is a former rural appraiser and real estate broker. He is a past president of the Bluegrass chapter of the American Society of Farm Managers and

Rural Appraisers, and has served as chairman of the Kentucky Corn Check-Off board, chairman of the Union County Soil and Water Conservation District and is a member of the Kentucky Farm Bureau, Corn Growers, Soybean Growers, and Small Grains Associations. Mr. McElroy received his Bachelor of Science degree in Agriculture from the University of Kentucky.

J. DAN RAINES, 69, has been a member of the Board of Directors of Farmer Mac since June 18, 1992 and serves as a member of the Corporate Governance Committee, the Credit Committee, and the Public Policy Committee. He is the owner and operator of Raines Commercial Group, Inc., a general business corporation. Since 1981, Mr. Raines has served as a member of the board of directors of AgGeorgia Farm Credit, ACA, and its predecessor Farm Credit System institution. He also previously served as a member of the board of directors of AgFirst Farm Credit Bank (formerly, the Farm Credit Bank of Columbia, South Carolina) from 1990 to 2009. From 1986 to 1990, Mr. Raines was a member of the board of directors of the South Atlantic Production Credit Association, and served as its chairman in 1989 and 1990. Mr. Raines holds a BBA degree from the University of Georgia.

DOUGLAS E. WILHELM, 63, has been a member of the Board of Directors of Farmer Mac since June 7, 2012 and serves as a member of the Marketing Committee. Mr. Wilhelm served as Chief Risk Officer for CoBank, ACB from 2001 until 2012, during which time he managed all key risk areas of CoBank, including credit risk, operational risk, asset/liability risk and market risk, and reputational risk. Prior to that, Mr. Wilhelm managed several areas within CoBank, including credit, financial planning, and capitalization functions. Mr. Wilhelm also served on CoBank's Management Executive Committee, Asset/Liability Committee, and Country Risk Committee and was a member of CoBank's Senior Leadership Team. From 1972 to 1988, Mr. Wilhelm held various financial and accounting management functions for the Texas Bank for Cooperatives (a predecessor to CoBank) and Farm Credit Bank of Texas, including chief financial officer of the Texas Bank for Cooperatives from 1980 to 1985. Mr. Wilhelm received his Bachelor's degree in Accounting from Texas A&M University, and serves on the board of directors of the Food Bank of the Rockies, including as chairman from 2009 until 2011.

Directors Appointed by the President of the United States

CHESTER J. CULVER, 47, has been a member of the Board of Directors of Farmer Mac since April 4, 2012 and serves as a member of the Credit Committee, Marketing Committee, and Public Policy Committee. In 2006, Gov. Culver was elected and served as Governor of the State of Iowa from 2006 until 2010. Prior to that time, Gov. Culver served as Secretary of State for the State of Iowa from 1998 to 2006. A graduate of Virginia Polytechnic Institute and State University, Gov. Culver began his career as an environmental and consumer advocate in the Iowa Attorney General's Office. After receiving his Master of Arts in Teaching at Drake University in 1994, he taught government and history in Des Moines, Iowa, where he also coached football and basketball. Gov. Culver has served the National Governors Association as Chairman of both the Governors Wind Energy Coalition and Governors Biofuels Coalition. He was elected as the Federal Liaison to the U.S. Congress by the Democratic Governors Association, and served as a member of the Democratic Governors Executive Committee. Gov. Culver is the Founder of the Chet Culver Group, a renewable energy and infrastructure consultancy firm.

SARA L. FAIVRE-DAVIS, 48, has been a member of the Board of Directors of Farmer Mac since September 30, 2010 and serves as chairman of the Marketing Committee and as a member of the Audit Committee and the Compensation Committee. Dr. Faivre-Davis is currently co-owner and managing partner of Wild Type Ranch, which she operates with her husband, Ralph Mitchell. She has operated Wild Type Ranch since 2005. Dr. Faivre-Davis co-founded GenomicFX, a livestock genomics company, and served as Vice President of Bioinformatics and Vice President of Swine Business Development from 2000 to 2001. In 2001, she co-founded ViaGen, Inc., a livestock genetic improvement company, where she served in several capacities, including President, from 2001 to 2006. Dr. Faivre-Davis has held research positions as a staff scientist with the United States Department of Agriculture on the Bovine Genome Project and with the University of Iowa on the Human Genome Project. Her academic career also includes faculty appointments at the University of Illinois and Texas A&M University. Dr. Faivre-Davis graduated with honors from Iowa State University with a Bachelor of Science in Agricultural Business and Animal Science in 1986, and she earned her Ph.D. in Genetics from Texas A&M in 1991.

LOWELL L. JUNKINS, 69, has been a member of the Board of Directors of Farmer Mac since June 13, 1996, and Chairman of the Board since September 30, 2010. He previously served as Vice Chairman of the Board from December 5, 2002 to September 30, 2010 and Acting Chairman of the Board from September 15, 2008 to September 30, 2010. Mr. Junkins serves as chairman of the Corporate Governance Committee and is a member of the Compensation Committee and the Public Policy Committee. He was appointed to the Board of Directors by President Clinton in April 1996 while the Senate was in recess and was confirmed by the Senate on May 23, 1997 and was reconfirmed by the Senate on June 3, 2003 and on September 30, 2010. Mr. Junkins works as a public affairs consultant for Lowell Junkins & Associates in Des Moines, Iowa. He owns and operates Hillcrest Farms in Montrose, Iowa, where he served as Mayor from 1971 to 1972. From 1974 through 1986, Mr. Junkins served as an Iowa State Senator, including as majority leader from 1981 to 1986.

BRUCE J. SHERRICK, 50, has been a member of the Board of Directors of Farmer Mac since April 3, 2012 and serves as a member of the Audit Committee, Compensation Committee, and Finance Committee. Dr. Sherrick is a Professor of Agricultural and Applied Finance, and Director of the Center for Farm and Rural Business Finance, in the Department of Agricultural and Consumer Economics at the University of Illinois. Dr. Sherrick teaches undergraduate and graduate courses in applied finance and financial modeling, and has experience in credit risk assessment, credit evaluation, farmland valuation, capital modeling, crop insurance, and development of computerized decision aids. He also has taught banking seminars and Basel-related sessions to international banking audiences and has developed and supported risk-based capital stress tests. Dr. Sherrick earned his Ph.D. from The Ohio State University with subject matter fields in Finance and Marketing. Dr. Sherrick is also currently managing partner of integrated Financial Analytics & Research (iFAR), a consulting firm that specializes in credit risk assessment and modeling of agricultural finance institutions.

MYLES J. WATTS, 62, has been a member of the Board of Directors of Farmer Mac since September 30, 2010 and serves as Vice Chairman of the Board, chairman of the Public Policy Committee, and as a member of the Credit Committee and the Corporate Governance Committee. Dr. Watts is a professor in the Department of Agricultural Economics and Economics at Montana State University, where he has been a member of the faculty since 1978 and previously served as Department Head for 17 years, and currently also serves as an actuary for Watts and Associates, Inc. He has also served in various editorial capacities for the Journal of Agricultural and Resource Economics and has advised many governments and private organizations, including large international reinsurance companies, on an array of financial issues, mostly focusing on agricultural insurance. He was one of the primary organizers of the International Institute for Agricultural Risk Management, and currently serves as a board member or in other leadership positions for a variety of nonprofit economic education groups. He has substantial experience with large reinsurance companies in various capacities. Dr. Watts received his Ph.D. from the University of Nebraska in 1978.

In addition to the affiliations set forth above, the Nominees and Appointed Members are active in many local and national trade, commodity, charitable, educational, and religious organizations.

Qualifications, Attributes, Skills, and Experience To Be Represented on the Board as a Whole

The Corporate Governance Committee has identified particular qualifications, attributes, skills, and experience that are important to be represented on the Board as a whole in light of Farmer Mac's current needs and business priorities. Farmer Mac's business is focused primarily on agricultural, agri-business, and rural utilities lending. Therefore, the Corporate Governance Committee believes that the Board should include some directors who possess knowledge of the underlying industries, marketing, and lending. Messrs. Brack, Everson, Hill, and Wilhelm bring to the Board the necessary expertise in commercial lending, including agricultural lending; Dr. Faivre-Davis and Mr. Everson bring to the Board appropriate marketing experience; and Dr. Faivre-Davis and Messrs. Davidson, Junkins, McElroy, and Raines bring to the Board direct experience in agriculture.

Farmer Mac's business also involves complicated financial transactions and complex accounting issues. Therefore, the Corporate Governance Committee believes that the Board should include some directors with a high level of financial literacy or accounting training or experience. Messrs. Brack, Davidson, Engebretsen, Hill, Johnson, Maxwell, McElroy, and Wilhelm and Drs. Sherrick and Watts bring to the Board that high level of financial literacy or accounting training or experience.

As a Congressionally chartered, highly regulated, government-sponsored enterprise, Farmer Mac is required to comply with a variety of regulatory and statutory requirements and be aware of developments in the political arena. Therefore, the Corporate Governance Committee believes that governmental or political expertise should be represented on the Board. That governmental or political experience is brought to the Board by Drs. Faivre-Davis and Watts and Messrs. Culver and Junkins, all four of whom were appointed to the Board by the President of the United States and confirmed by the Senate.

The fact that a director is not named in the discussion of a particular attribute does not mean that the director does not possess that qualification or skill, but rather that it is not a specific area of focus or expertise on which the Board currently relies.

Compensation of Directors

The directors of Farmer Mac are required to spend a considerable amount of time preparing for, as well as participating in, Board and committee meetings. In addition, they are often called upon for their counsel between meeting dates. For those services, each director receives the following compensation:

•	an annual retainer of $24,000 ($30,500 for the chairman of the Audit Committee, $29,000 for the chairman of the Compensation Committee, and $34,000 for the Chairman of the Board);

•	$1,200 per day, plus expenses, for each meeting of the Board and each committee meeting attended (if on a day other than that of the Board meeting); and

•
with the prior approval of the President of Farmer Mac or the Chairman of the Board (or the chairman of the Compensation Committee in the case of a per diem for the Chairman of the Board), $1,200 per day, plus expenses, for certain other meetings and conferences with borrowers, lenders, or other groups.

The aggregate amount of cash compensation (including payments in lieu of dividends paid on restricted stock) received by all persons who served on the Board of Directors in 2012 was approximately $748,000. In addition to the cash compensation, Farmer Mac also reimburses directors for expenses incurred in performing their duties as directors and pays for continuing education related to their service as directors on the Board.

On April 5, 2012, each sitting Board member was granted 2,813 shares of restricted Class C Non-Voting Common Stock under Farmer Mac's 2008 Omnibus Incentive Compensation Plan. The number of shares granted was calculated to provide each sitting director with a fair market value on the date of grant equal to approximately $61,000. On June 7, 2012, three new Board members were granted 2,085 shares of Class C Non-Voting Common Stock under the 2008 Omnibus Incentive Compensation Plan. The number of shares granted to those three directors was calculated to provide each of these directors with a fair market value on the date of grant equal to approximately $51,000 (a pro rata portion of the $61,000 granted to directors in April 2012). All of the shares of restricted stock granted to directors in 2012 vested on March 31, 2013 or earlier if the director left the Board without cause, as was the case with former directors Hodges and O'Keane.

In lieu of all or a portion of their cash retainers, directors may elect annually to receive shares of Class C Non-Voting Common Stock based on the fair market value on the date of acquisition.

In December 2012, the Board determined that the annual retainers, meeting fees, and targeted value for equity awards paid to directors for service on Farmer Mac's Board, as described above, would not increase in 2013.

The following table sets forth the compensation received during 2012 by each person who served on the Board during 2012:

Name	Fees Earned or Paid in Cash[1]	Restricted Stock Awards [2]	All Other Compensation[3]	Total
Dennis Brack	$59,474	$61,014	$746	$121,234
Chester Culver	28,602	61,014	—	89,616
Richard Davidson	61,226	61,014	746	122,986
James Engebretsen	51,600	61,014	746	113,360
Dennis Everson	43,200	61,014	746	104,960
Sara Faivre-Davis	50,400	61,014	746	112,160
Thomas Hill	20,782	50,853	—	71,635
Mitchell Johnson	43,200	61,014	746	104,960
Lowell Junkins	67,600	61,014	746	129,360
Clark Maxwell	48,000	61,014	746	109,760
James McElroy	23,182	50,853	—	74,035
J. Dan Raines	51,600	61,014	746	113,360
Bruce Sherrick	33,402	61,014	—	94,416
Myles Watts	55,200	61,014	746	116,960
Douglas Wilhelm	18,382	50,853	—	69,235
Members who no longer serve on the Board[4]
Julia Bartling	19,464	—	746	20,210
Ernest Hodges[5]	23,684	10,867	—	34,551
Glen Klippenstein	18,264	—	746	19,010
Brian O'Keane	21,284	10,867	746	32,897

1 Includes amounts that the following directors voluntarily used to purchase, at market value, newly issued Class C Non-Voting Common Stock in lieu of receiving some or all of their retainers in cash: Mr. Engebretsen ($2,364), Mr. Everson ($3,535), Mr. Junkins ($3,376), Mr. Klippenstein ($2,994), Mr. Raines ($1,185), and Mr. Sherrick ($1,169).

2 The grant date fair value of each share of restricted stock awarded on April 5, 2012 to all members was $21.69, which was the closing price of the Class C Non-Voting Common Stock on that date. The restricted stock awarded to Messrs. Hill, McElroy, and Wilhelm was awarded on June 7, 2012 at the grant date fair value of $24.39 per share upon their election to the Board.

3 Payments in lieu of dividends on grants of restricted stock that vested on March 31, 2012.

4 The terms of Ms. Bartling and Mr. Klippenstein on the Board ended on April 4, 2012. The terms of Mr. Hodges and Mr. O'Keane on the Board ended on June 7, 2012.

5 Mr. Hodges assigned all equity compensation he received from Farmer Mac in 2012 to his employer, Farm Credit West, an institution of the Farm Credit System.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

Directors and Executive Officers

As of April 15, 2013, the members of the Board of Directors, nominees for election as directors, and named executive officers of Farmer Mac listed in the table below might be deemed to be "beneficial owners" of the indicated number of equity securities of Farmer Mac, as defined by the rules of the SEC. For Mr. Gerber, the table below reflects his ownership of equity securities as of December 31, 2012. Farmer Mac's Voting Common Stock may be held only by banks, insurance companies, and financial institutions and Farm Credit System institutions, and may not be held by individuals. Accordingly, no director, nominee, or executive officer owns, directly or indirectly, any shares of any class of Voting Common Stock. Furthermore, Appointed Members may not be officers or directors of financial institutions or Farm Credit System institutions and may not be beneficial owners (through affiliation) of Voting Common Stock. There are no ownership restrictions on the Class C Non-Voting Common Stock. For information about the beneficial owners of 5% or more of the Voting Common Stock, see "—Principal Holders of Voting Common Stock."

	Voting Common Stock		Non-Voting Common Stock[1,2]
	Class A or Class B	Percent of Class	Class C	Percent of Class
Timothy L. Buzby	—	—	214,204	2.31%
Michael A. Gerber	—	—	31,738	*
Stephen P. Mullery	—	—	26,579	*
Jerome G. Oslick	—	—	52,647	*
Tom D. Stenson	—	—	206,282	2.22%
Dennis L. Brack	—	—	11,834	*
Chester J. Culver	—	—	2,813	*
Richard H. Davidson	—	—	8,496	*
James R. Engebretsen	—	—	7,978	*
Dennis A. Everson	—	—	2,869	*
Sara L. Faivre-Davis	—	—	6,558	*
Thomas W. Hill	—	—	2,085	*
Mitchell A. Johnson	—	—	13,736	*
Lowell L. Junkins	—	—	9,508	*
Clark B. Maxwell	—	—	18,328	*
James B. McElroy	—	—	2,085	*
J. Dan Raines	—	—	2,909	*
Bruce J. Sherrick	—	—	2,895	*
Myles J. Watts	—	—	6,958	*
Douglas E. Wilhelm	—	—	2,085	*
All directors, nominees, and named executive officers as a group (20 persons)	—	—	632,587	6.82%

* Less than 1%.

1 Includes shares of Class C Non-Voting Common Stock that may be acquired within 60 days through the exercise of vested stock options as follows: Mr. Buzby, 97,319 shares; Mr. Mullery, 12,000 shares; and Mr. Stenson, 98,403 shares. Does not include shares of restricted stock previously granted but scheduled to vest after June 15, 2013.

2 Includes shares of Class C Non-Voting Common Stock underlying SARs that may be acquired within 60 days through the exercise of vested SARs as follows: Mr. Buzby, 111,175 shares; Mr. Mullery, 14,334 shares; Mr. Stenson, 87,616 shares; and Mr. Oslick, 52,647 shares. Because each SAR represents the right to receive, upon exercise, an amount equal to the excess, if any, of the fair market value of a share of Farmer Mac’s Class C Non-Voting Common Stock on the date of exercise over the grant price, the actual number of shares of Class C Non-Voting Common Stock that will be received by each person upon exercise of SARs cannot be determined at this time. Therefore, the number of shares of Class C Non-Voting Common Stock beneficially owned by each named executive officer reflected in the table above related to SARs may be higher than the number of shares of Class C Non-Voting Common Stock that each named executive officer will actually receive upon exercise of any vested SARs.

Principal Holders of Voting Common Stock

To Farmer Mac's knowledge, as of the date of this Proxy Statement, the following institutions are the beneficial owners of either 5% or more of the outstanding shares of Farmer Mac's Class A Voting Common Stock or Class B Voting Common Stock, and/or 5% or more of the total number of outstanding shares of Farmer Mac's Voting Common Stock (both Class A and Class B).

Name and Address	Number of Shares Beneficially Owned	Percent of Total Voting Shares Outstanding	Percent of Total Shares Held By Class
AgFirst Farm Credit Bank Columbia, SC 29202	84,024 shares of Class B Voting Common Stock	5.49%	16.79%
AgriBank, FCB[1] St. Paul, MN 55101	201,621 shares of Class B Voting Common Stock	13.17%	40.30%
CoBank, ACB[2] Denver, CO 80111	163,253 shares of Class B Voting Common Stock	10.66%	32.63%
Farm Credit Bank of Texas[3] Austin, TX 78761	38,503 shares of Class B Voting Common Stock	2.52%	7.70%
National Rural Utilities Cooperative Finance Corporation Dulles, VA 20166	81,500 shares of Class A Voting Common Stock	5.32%	7.91%
The Vanguard Group, Inc. Valley Forge, PA 19482	56,295 shares of Class A Voting Common Stock	3.68%	5.46%
Zions First National Bank Salt Lake City, UT 84111	322,100 shares of Class A Voting Common Stock	21.04%	31.25%

1 Richard H. Davidson and James B. McElroy are members of the board of directors of AgriBank, FCB, and are both current members of Farmer Mac's Board of Directors and Class B Nominees.

2 Including its affiliate, CoBank, FCB. Douglas E. Wilhelm served as Chief Risk Officer for CoBank, ACB from 2001 until 2012, and currently is a party to a services agreement with CoBank, under which he serves as an employee of CoBank. Mr. Wilhelm is a current member of Farmer Mac's Board of Directors and a Class B Nominee.

3 Thomas W. Hill served until November 2010 as Senior Vice President, Chief Financial and Operations Officer of Farm Credit Bank of Texas (FCBT), and currently is a party to a services agreement with FCBT, under which he serves as an employee of FCBT. Mr. Hill is a current member of Farmer Mac's Board of Directors and a Class B Nominee.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of the current executive officers of Farmer Mac, the principal positions held by them with Farmer Mac, and, for all but Mr. Stenson, the officers' experience prior to joining Farmer Mac.

Name	Age	Capacity in which Served and Five-Year History

Timothy L. Buzby	44
President and Chief Executive Officer. Mr. Buzby was appointed Chief Executive Officer on October 3, 2012. Prior to his appointment as Chief Executive Officer, Mr. Buzby served as Senior Vice President – Chief Financial Officer beginning April 2, 2009 and as Treasurer beginning October 8, 2009. Prior to April 2009, Mr. Buzby was Vice President – Controller of Farmer Mac from June 5, 2003 through April 1, 2009 and Acting Treasurer from October 1, 2008 through April 1, 2009. Mr. Buzby previously served as Chief Financial Officer for George Mason Mortgage Corporation, a regional residential mortgage lender, from March 2000 to December 2000 at which time he joined Farmer Mac as Controller. From July 1997 to February 2000, he was the Chief Financial Officer for Mortgage Edge Corporation, a national mortgage lender. Prior to July 1997, Mr. Buzby was a Manager on the Mortgage Consulting Staff of KPMG Peat Marwick, LLP. Mr. Buzby has been a certified public accountant since 1992.

Tom D. Stenson	62
Executive Vice President and Chief Operating Officer.  Mr. Stenson was appointed Chief Operating Officer on June 7, 2007.  Prior to that time, Mr. Stenson was Vice President – Agricultural Finance of Farmer Mac from August 7, 1997 until June 7, 2007 and Director – Agricultural Finance of Farmer Mac from November 1996 until August 7, 1997.

R. Dale Lynch	46
Senior Vice President – Chief Financial Officer and Treasurer. Mr. Lynch was appointed to serve as Chief Financial Officer and Treasurer on February 6, 2013, effective February 15, 2013. Prior to his appointment as Farmer Mac's Chief Financial Officer, Mr. Lynch served as Vice President of Finance at U.S. Silica Holdings, Inc. from 2011 to 2012. Prior to that, he served as Executive Vice President of Finance of Allied Capital Corporation from 2004 to 2010. From 1989 to 2004, Mr. Lynch held various investment banking and analyst positions with Lehman Brothers, Deutsche Bank, and Merrill Lynch.

Stephen P. Mullery	46
Senior Vice President – General Counsel and Secretary. Mr. Mullery was appointed Senior Vice President – General Counsel and Secretary on June 8, 2012. Prior to that appointment, he served as Farmer Mac's Assistant General Counsel starting in 2000 and then Deputy General Counsel starting in 2009. Mr. Mullery was an associate in the Washington, D.C. office of the law firm Cadwalader, Wickersham & Taft from 1995 to 2000.

EXECUTIVE COMPENSATION GOVERNANCE

Introduction

The Compensation Committee of Farmer Mac's Board of Directors (the "Compensation Committee") determines the salaries, incentive compensation, and other compensation of Farmer Mac's directors and executive officers, subject to ratification by the Board of Directors in the case of the chief executive officer and directors. The members of the Compensation Committee who determined the 2012 compensation of Farmer Mac's directors and executive officers are Drs. Faivre-Davis and Sherrick, Messrs. Brack, Davidson, Johnson, and Junkins, and former director Glen Klippenstein. Dr. Sherrick replaced Mr. Klippenstein as a member of the Compensation Committee effective April 5, 2012. Mr. Brack served as Chairman of the Compensation Committee through June 7, 2012, at which time Mr. Davidson became Chairman and Dr. Faivre-Davis was added as a member of the Compensation Committee. No member of Farmer Mac's Compensation Committee is or has been an officer or employee of Farmer Mac. As described in more detail in "Corporate Governance Matters—Director Independence," the Board has determined that all members of the Compensation Committee are "independent" under Farmer Mac's Corporate Governance Guidelines, which prescribe independence criteria that meet or exceed all standards for director independence under applicable SEC and NYSE rules.

The Compensation Committee reviewed and recommended approval of a revised Compensation Committee Charter, which was approved by the full Board on August 3, 2012. The complete text of the Compensation Committee Charter, which reflects standards set forth in SEC and NYSE rules, is available on Farmer Mac's website (www.farmermac.com) in the "Corporate Governance" portion of the "Investors" section. A print copy of the Compensation Committee Charter is available free of charge upon written request addressed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006.

The Compensation Committee recommends to the Board of Directors the actual levels of compensation to be awarded to the chief executive officer and to the directors. The Compensation Committee determines the compensation of all other named executive officers after evaluating current market compensation levels for comparable positions and assessing each officer's performance during the business plan year based on discussions with the chief executive officer. Neither the chief executive officer nor any other named executive officer is present during deliberations on his compensation by the Compensation Committee or the Board. The Compensation Committee does not delegate any of its authority to other persons.

The Compensation Committee engaged Mercer (US) Inc. ("Mercer") as its independent compensation consultant through June 30, 2012. In June 2012, the Compensation Committee engaged Pay Governance LLC ("Pay Governance") as its independent compensation consultant through June 30, 2013. Both Mercer and Pay Governance were accountable to and reported directly to the Compensation Committee. The Compensation Committee asked Mercer and Pay Governance to provide market data on executive and director compensation and information regarding compensation trends. The Compensation Committee met with Mercer and Pay Governance during the year, both in general committee session and in executive session without management present. The Chairman of the Compensation Committee held discussions with Mercer and Pay Governance with the consent of the other Compensation Committee members.

Overview of Farmer Mac's Executive Compensation Practices

Farmer Mac's executive compensation program is designed to be consistent with good governance practices and is based on our philosophy that:

•	pay should be aligned with our business objectives and stockholder interests; and

•	incentive compensation should be based on company and individual performance without encouraging undue risk-taking.

Under the oversight of our Compensation Committee from design to payout, our executive compensation program is based on a pay-for-performance approach (both short-term and long-term), as well as on executive retention. Our executive compensation program has the following key features:

•	Our short- and long-term incentive compensation is based upon balanced frameworks of metrics that are aligned with our mission and support the safety and soundness of Farmer Mac.

•
We do not provide any pension, excess retirement, or supplemental executive retirement ("SERP") plans to our executive officers, as they participate in our defined contribution retirement plans available to all employees.

•	We provide competitive severance benefits, and we restructured the employment agreement for our new CEO to be a fixed term contract with conservative severance provisions.

•	We do not provide any additional benefits under a change-in-control (no "golden parachutes").

•
We do not provide executive perquisites such as club memberships, company cars, car allowances, or corporate apartments. The only perquisites provided to executive officers above and beyond benefits provided to all other employees are limited to paid parking and supplemental disability and life insurance.

•	We emphasize performance-based compensation and rewards contingent on long-term performance through our stock grants.

•	Incentive awards under our performance-based cash and equity plans are subject to caps and specific performance minimums.

•
We are shifting our long-term incentive compensation in 2013 to a more conservative, balanced mix of stock appreciation rights (SARs), performance-based restricted stock units (RSUs), and time-vested RSUs.

•	Our insider trading policy prohibits any director or employee from hedging activity in Farmer Mac securities.

•	We evaluate our executive compensation program to ensure that it does not create incentives for employees to take material risks.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis ("CD&A") discusses our executive compensation program, primarily as it relates to the five executive officers, specifically, the current chief executive officer, former chief executive officer, and each of Farmer Mac's three other most highly compensated officers (the "named executive officers") whose compensation was determined by the Compensation Committee during 2012:

•
Timothy L. Buzby, Senior Vice President – Chief Financial Officer and Treasurer through October 3, 2012 and President and Chief Executive Officer beginning October 3, 2012 (during which time he continued to serve as the Chief Financial Officer and Treasurer of Farmer Mac);

•	Tom D. Stenson, Executive Vice President and Chief Operating Officer;

•	Stephen P. Mullery, Senior Vice President – General Counsel and Secretary beginning June 8, 2012, prior to which he had been employed as Farmer Mac's Deputy General Counsel;

•
Michael A. Gerber, President and Chief Executive Officer through October 3, 2012, when his employment with Farmer Mac was terminated (see "Executive Compensation—Potential Payments upon Termination or Change-in-Control—Separation Agreement with Mr. Gerber"); and

•	Jerome G. Oslick, Senior Vice President – General Counsel and Secretary through June 8, 2012, after which he continued to be employed by Farmer Mac as Senior Legal Advisor through the end of the year.

The 2012 compensation of each of Messrs. Gerber, Buzby, Oslick, and Mullery was affected by the timing of the changes in their roles at Farmer Mac during the course of the year. R. Dale Lynch was appointed Senior Vice President – Chief Financial Officer and Treasurer effective February 15, 2013. His compensation is not discussed in this CD&A but is consistent with our compensation philosophy and the program described in the CD&A.

General Compensation Goals and Pay Elements

The Board of Directors, through the Compensation Committee, has adopted a total compensation philosophy for Farmer Mac. Farmer Mac's total compensation philosophy is designed to maintain a compensation program that fosters a performance-oriented, results-based culture where compensation varies based on the business results achieved and is properly aligned with an acceptable risk profile and stockholder returns. The Board considered the results at the 2012 Annual Meeting of Stockholders of the advisory vote to approve the compensation of Farmer Mac's named executive officers disclosed in Farmer Mac's 2012 Proxy Statement. In light of these results, Farmer Mac's compensation policies and decisions, explained in detail in this CD&A, continue to be focused on emphasizing Farmer Mac's aforementioned total compensation philosophy. Specifically, the compensation program is designed to:

•	attract, retain, and reward employees with the skills required to accomplish Farmer Mac's business objectives;

•	provide accountability and incentives for achievement of those objectives;

•	pay for performance by linking a significant amount of compensation to increased stockholder value and the attainment of established corporate performance goals;

•	properly balance Farmer Mac's risk profile with both annual and long-term incentives; and

•	be integrated with Farmer Mac's business processes, including business planning, performance management, and succession planning.

The total compensation philosophy seeks to achieve the appropriate balance among market-based salaries, variable incentive compensation, and benefits collectively designed to motivate our executives to achieve Farmer Mac's current and long-term business objectives and thereby enhance long-term stockholder value. It also seeks to encourage prudent risk-taking within Board-established parameters with the proper balance between short- and long-term business performance. Farmer Mac strives to deliver a significant portion of total compensation for executive officers through both short- and long-term incentives that vary with actual business and personal performance.

Peer Groups, Market Posture, and Compensation Philosophy

Farmer Mac was created by the United States Congress to establish a secondary market for agricultural and rural housing mortgages and rural utilities loans that would increase the availability of credit for agricultural producers and rural utilities, provide greater liquidity and lending capacity for agricultural and rural lenders, and facilitate intermediate- and long-term agricultural and rural funding across business cycles. Farmer Mac is unique because it is a government-sponsored enterprise that is regulated by the Farm Credit Administration, but is also a publicly-traded financial services institution. Therefore, it is difficult to identify "peer" companies for comparison purposes. However, the Compensation Committee worked with Mercer and Pay Governance to identify a blend of comparably-sized publicly-traded financial service institutions and mission-focused cooperative financial institutions whose business and risk profile is closely aligned with Farmer Mac's. The result is a peer group that includes regional banks, Farm Credit System institutions, and other financially-oriented cooperatives.

The peer group developed with the assistance of Mercer and used by the Compensation Committee for determining the competitive market for compensation decisions made prior to October 2012 consisted of:

•	AgFirst Farm Credit Bank

•	Farm Credit Bank of Texas

•	Flagstar Bancorp, Inc.

•	Iberiabank Corporation

•	Investors Bancorp, Inc.

•	MGIC Investment Corporation

•	National Rural Utilities Cooperative Finance Corporation

•	Peoples' United Financial, Inc.

•	PMI Group, Inc.

•	Provident Financial Services, Inc.

•	Radian Group Inc

•	United Bankshares, Inc.

•	Webster Financial Corporation

For compensation decisions made prior to October 2012, the Compensation Committee also reviewed compensation at organizations that it deemed to be illustrative of potential sources for talent in the future in addition to the above peers. These organizations may not have met the criteria to be considered peers and were not used to determine the competitive market for Farmer Mac executives. Instead, these organizations were studied to enable the Compensation Committee to understand the competitive position of Farmer Mac's compensation program relative to the illustrative organizations. The organizations included in this analysis were:

•	AgriBank, FCB

•	CoBank, ACB

•	Federal Farm Credit Banks Funding Corporation

•	Federal Home Loan Banks of:

◦	Atlanta

◦	Boston

◦	Chicago

◦	Cincinnati

◦	Dallas

◦	Indianapolis

◦	New York

◦	Pittsburgh

◦	San Francisco

◦	Seattle

◦	Topeka

•	Federal Home Loan Bank Office of Finance, Washington, D.C.

•	U.S. AgBank, FCB

Mercer completed a market-based total compensation analysis by collecting survey market data for each executive using published survey data. The survey analysis was supplemental to the peer group analysis and provided a broader industry perspective on compensation. Data was collected from:

•	Mercer: 2011 U.S. Global Premium Executive Remuneration Suite

•	Towers Watson Data Services: 2011/2012 Survey Report on Top Management Compensation - U.S.

For compensation decisions made prior to October 2012, the Compensation Committee's compensation philosophy was to position target total direct compensation consistent with the market median (50th percentile) of the peer group developed with the assistance of Mercer, with an opportunity for greater compensation if merited by individual performance, expertise, experience, and/or tenure.

As a component of the engagement of Pay Governance in 2012, Pay Governance assisted the Compensation Committee in re-evaluating the peer group used for competitive compensation data. In October 2012, the Compensation Committee approved a new peer group. The new peer group was selected based upon criteria approved by the Compensation Committee that is designed to better align the peer group with the unique attributes of Farmer Mac. As a result, the new peer group has representation from relevant talent competitors (mortgage and thrift institutions, financial entities with a significant agricultural focus, Farm Credit System institutions, and other government-sponsored enterprises). In addition, the group includes organizations with a significant mortgage operation and that are closer in asset size to Farmer Mac than the prior group. The peer group developed with the assistance of Pay Governance and used by the Compensation Committee for determining the competitive market for compensation decisions made beginning in October 2012 consists of:

•	AgFirst FCB

•	AgriBank

•	BancorpSouth, Inc.

•	CVB Financial Corp.

•	Farm Credit East

•	Federal Farm Credit Funding Corp.

•	Federal Home Loan Bank Office of Finance

•	Federal Home Loan Bank of Boston

•	Federal Home Loan Bank of Dallas

•	Federal Home Loan Bank of Pittsburgh

•	First Financial Bancorp.

•	First Midwest Bancorp Inc.

•	Flushing Financial Corp.

•	F.N.B. Corporation

•	Fulton Financial Corporation

•	Investors Bancorp

•	National Rural Utilities Coop. Finance Corp.

•	NBT Bancorp

•	Northwest Bancshares, Inc.

•	Old National Bancorp

•	Provident Financial Services, Inc.

•	Susquehanna Bancshares, Inc.

•	TFS Financial

•	UMB Financial Corporation

•	Washington Federal

With the development and selection of the new peer group in October 2012, the Compensation Committee concluded that competitive market data from the peer group should not be solely used to determine specific pay levels, due to the uniqueness of Farmer Mac's business model and the importance of multiple factors that should be considered in making pay decisions. Our pay program is designed to reward individuals for achieving our goals and to attract, retain, and motivate our executive team, whose skills are critical to the current and long-term success of Farmer Mac. The Compensation Committee examined pay data for the new group of peer companies to stay current with market pay practices and design trends, and to confirm the competitiveness of overall compensation. We use this data for reference and informational purposes, in addition to considering such factors as individual performance, experience, and scope of role given the uniqueness of our strategy and mission. We do not specifically weight any of these criteria in making compensation decisions, nor do we target a specific percentile of the peer group. We manage total compensation to be competitive, and vary the components to achieve our total compensation philosophy. The Compensation Committee used the new peer group in determining the competitiveness of the compensation packages for Mr. Buzby in his new role as Farmer Mac's President and Chief Financial Officer beginning in October 2012 and for Mr. Lynch in his new role as Farmer Mac's Senior Vice President – Chief Financial Officer and Treasurer beginning in February 2013.

For each named executive officer other than the chief executive officer, the Compensation Committee considered recommendations of the chief executive officer in addition to the above-described factors.

The targets under the short-term incentive plan are established each year and seek to balance program and earnings growth and prudent risk management objectives. For both 2012 and 2013, the Compensation Committee established four targets to quantify these measures:

•	Net Program Volume;

•	Earnings;

•	Ratio of Substandard Assets to Regulatory Capital; and

•	Net Charge-offs.
In addition, the Compensation Committee has included a discretionary Leadership and Strategic Performance target for each named executive officer, which is discussed in further detail on page 27.

For purposes of determining whether these goals are met, the Compensation Committee defines:

•	Net Program Volume as the aggregate amount of Farmer Mac's on- and off-balance sheet program assets;

•
Earnings as core earnings (a non-GAAP financial measure reported by Farmer Mac) excluding the after-tax effects of provisions for loan losses, gains or losses on fair value, or sale of real estate owned ("REO") property;

•	Substandard Assets and Regulatory Capital as those terms are reported in Farmer Mac's Annual Report on Form
10-K as of December 31, but excluding REO property; and

•	Net Charge-offs as net charge-offs against the allowance for losses and losses on REO property.

The Compensation Committee measures achievement against each of these goals at year-end. Each goal is weighted based on the Compensation Committee's expectations, and it establishes thresholds within each goal to determine the actual levels of attainment necessary for payout. Although it is always a challenge to narrow down the results to a small number of measures, the Compensation Committee chose those measures because they most closely represent the business goals established by the Board and management for each year and balance the need for mission growth, earnings, and disciplined underwriting with enhancement of stockholder value.

For the long-term incentives, grants are awarded in the form of stock appreciation rights (SARs), performance-vested restricted stock units (RSUs), and, starting with grants awarded in April 2013, time-vested RSUs. For the grants made in April 2012 to the four individuals who were executive officers at that time, the value of each grant of performance-based restricted stock was equal to approximately 35% of the total equity grant, and the value of each grant of SARs was equal to approximately 65% of the total equity grant. Mr. Mullery was not an executive officer in April 2012. He received a grant of 3,000 SARs and no RSUs in April 2012, which was consistent with the grants made at that time to other senior employees who were not executive officers. In December 2012, Mr. Buzby was granted 8,983 SARs as incentive compensation in connection with his appointment as Farmer Mac's CEO. The Compensation Committee believes that the grants of SARs link the executives' long-term incentive compensation to the interests of Farmer Mac's stockholders. SARs only have realizable value to the extent that the stockholders have received an increase in value over the period that the SARs are outstanding. The SARs vest ratably in installments over three years. The grants of performance-vested RSUs have been linked to Farmer Mac's performance so that they only vest at the end of approximately three years if certain long-term performance targets are achieved. The Compensation Committee established the performance targets to reward responsible growth, with an eye toward balancing the need for growth with the need to manage risk. The vesting targets established for the April 2012 grants of performance-vested RSUs are:

•	For 50% of the RSUs, an annual compounded growth rate of 5% in outstanding guarantees, loans, and commitments for the period from January 1, 2012 to December 31, 2014, measured at those two dates; and

•	For the other 50% of the RSUs:

◦
An annual rate of net charge-offs to the average balance of outstanding guarantees, loans, and commitments equal to or less than 20 basis points for the period from January 1, 2012 to December 31, 2014, measured at those two dates; and

◦
The average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans, and commitments of not greater than 2.5% for the period from January 1, 2012 to December 31, 2014.

Total Compensation Elements

The total compensation package for named executive officers consists of the following elements, provided with a view towards offering a balanced compensation package:

•	base salary;

•	annual (short-term) cash incentive compensation;

•	long-term equity incentive compensation; and

•	retirement and other benefits, most of which are similarly provided to all other full-time employees.

For compensation decisions made before October 2012, the Compensation Committee positioned 2012 target total direct compensation with the market median (50th percentile) of the peer group recommended by Mercer and approved by the Compensation Committee, with an opportunity for greater compensation if merited by Farmer Mac's or individual performance or other factors unique to each named executive officer. In determining the targets for each element of compensation, the Compensation Committee's philosophy for Farmer Mac's 2012 executive compensation program was to set base salaries that were generally lower than market coupled with short-term and long-term incentive targets that were at or above market to provide greater upside potential in incentives for strong performance. This resulted in an overall compensation package that was generally targeted at the market median for total compensation, with a significant amount of compensation being linked to an executive's contribution to Farmer Mac's success and to the achievement of pre-established performance goals. The Compensation Committee believes this is consistent with its philosophy of promoting a performance-oriented, results-based culture where compensation varies based on business results achieved and is properly aligned with an acceptable risk profile and stockholder returns.

In April 2012, the Compensation Committee approved the target compensation levels for the four individuals who served as executive officers at that time, as set forth in the table below. In determining the target compensation levels, the Compensation Committee reviewed peer group market information provided by Mercer for the compensation elements of base salary, target total cash compensation, and target total direct compensation for each position. The Compensation Committee also reviewed other market information provided by Mercer to provide additional context. In determining each element of target compensation, the Compensation Committee considered the applicable market information in relation to Farmer Mac's performance as well as factors unique to each individual, such as an individual's performance, expertise, experience, competencies, skills, contribution to Farmer Mac's performance, tenure at Farmer Mac, future potential, scope of responsibility and accountability within Farmer Mac, ethics and integrity, other leadership attributes and accomplishments, and job responsibilities, all compared to the relevant position in the peer group.

2012 Target Compensation Levels

Name	Base Salary	Target Bonus	Target Total Cash Compensation (1)	Target Long-Term Incentive Value (2)	Target Total Direct Compensation (3)
Michael A. Gerber	$580,000	$580,000 (100% of base salary)	$1,160,000	$875,000	$2,035,000
Tom D. Stenson	$407,000	$244,200 (60% of base salary)	$651,200	$282,000	$933,200
Timothy L. Buzby	$365,000	$219,000 (60% of base salary)	$584,000	$282,000	$866,000
Jerome G. Oslick	$313,000	$172,150 (55% of base salary)	$485,150	$185,000	$670,150

(1)	Target total cash compensation equals approved base salary plus target bonus.

(2)
Determined based on the three-year average annual grant value and Mercer's valuation methodology applied to long-term incentive grants for the entire peer group. This valuation methodology was used to determine the number of SARs granted and is different from the valuation methodology used for purposes of determining grant date fair value in Farmer Mac's financial statements.

(3)	Target total direct compensation equals target total cash compensation plus the target long-term incentive value.

The table below compares the approved target compensation levels set forth in the table above to the market median based on the Mercer peer group. The Compensation Committee did not have available to it market information about the separate compensation elements of target bonus and target long-term incentive value and determined those elements as part of the Compensation Committee's review of target total cash compensation and target total direct compensation.

2012 Target Compensation Levels Compared to Market Median

Name	Base Salary Compared to Peer Group	Target Total Cash Compensation Compared to Peer Group	Target Total Direct Compensation Compared to Peer Group
Michael A. Gerber	below 25th percentile (71% of market median)	50th - 75th percentile (115% of market median)	25th - 50th percentile (93% of market median)
Tom D. Stenson	25th - 50th percentile (99% of market median)	above 75th percentile (127% of market median)	50th - 75th percentile (137% of market median)
Timothy L. Buzby	25th - 50th percentile (96% of market median)	50th - 75th percentile (125% of market median)	50th - 75th percentile (106% of market median)
Jerome G. Oslick	25th - 50th percentile (82% of market median)	50th - 75th percentile (104% of market median)	25th - 50th percentile (99% of market median)

The target total direct compensation set for both Messrs. Gerber and Oslick was below the market median but within the competitive range (plus or minus 15%) of the peer group median. In some circumstances, the Compensation Committee set some levels of compensation lower to be able to emphasize other elements that support the Compensation Committee's philosophy and the role of the executive. For example, the base salary for Mr. Gerber was set below the 25th percentile, but the addition of annual and long-term incentives raised his target total direct compensation to a level aligned with the Compensation Committee's philosophy. The target total direct compensation for Mr. Oslick was set below the market median in view of his decreased role as part of the management succession plan related to Mr. Oslick's planned retirement. The target total direct compensation set for Mr. Buzby in April in his role as chief financial officer was above the market median but within the competitive range of the peer group median. The target total direct compensation for Mr. Stenson was set above the competitive range of the market median but significantly below the 75th percentile of market. That target was set in recognition of the additional responsibilities included in Mr. Stenson's job description (chief marketing officer function) compared to the applicable officers of the members of the peer group, as well as Mr. Stenson's long tenure with Farmer Mac and his strong performance in helping Farmer Mac achieve the goals established by its Board of Directors.

In June 2012, Mr. Oslick resigned as an executive officer of Farmer Mac and then served as Senior Legal Advisor through the date of his retirement from Farmer Mac on January 2, 2013. In connection with his resignation as an executive officer, the Compensation Committee determined that Mr. Oslick would not receive a cash bonus for work performed in 2012. Mr. Mullery succeeded Mr. Oslick as Farmer Mac's Senior Vice President – General Counsel and Secretary in June 2012. In connection with that promotion, the Compensation Committee approved the following target compensation levels for Mr. Mullery for 2012:

Base Salary (1)	Target Bonus	Target Total Cash Compensation (2)	Target Long-Term Incentive Value (3)	Target Total Direct Compensation (4)
$300,000	$105,000 (35% of base salary)	$405,000	$30,191	$435,191

(1)	Salary increased to $300,000 effective June 8, 2012.

(2)	Target total cash compensation equals approved base salary plus target bonus.

(3)
Mr. Mullery was awarded 3,000 SARs in April 2012 as part of the award of incentive compensation to senior employees who were not executive officers and was not awarded any additional long-term incentive compensation in connection with his promotion in June 2012.

(4)	Target total direct compensation equals target total cash compensation plus the target long-term incentive value.

Those targets for Mr. Mullery were set at approximately the 25th percentile of the Mercer peer group for base salary and target total cash compensation and below the 25th percentile of the Mercer peer group for target total direct compensation. The Compensation Committee believed that those levels were appropriate based on Mr. Mullery's never having served as the general counsel or as an executive officer of another company and the timing of the promotion in the middle of the year.

In October 2012, Mr. Gerber's employment was terminated, and he received a cash severance payment of $2,755,000 in accordance with the terms of his employment agreement. He did not receive a cash bonus for work performed in 2012 in addition to that severance payment, and the SARs and RSUs he was granted in April 2012 were forfeited. The severance payment made to Mr. Gerber resulted in a net after-tax expense to Farmer Mac of $968,000 during 2012. See "Executive Compensation—Potential Payments upon Termination or Change-in-Control—Separation Agreement with Mr. Gerber" for a further discussion of Mr. Gerber's termination and the terms of his separation agreement with Farmer Mac. Mr. Buzby was appointed as Chief Executive Officer of Farmer Mac in October 2012. In connection with that promotion, the Compensation Committee approved the following target compensation levels for Mr. Buzby for the last three months of 2012 and the year 2013:

Base Salary (1)	Target Bonus (2)	Target Total Cash Compensation (3)	Target Long-Term Incentive Value (4)	Target Total Direct Compensation (5)
$500,000	$400,000 (80% of base salary)	$900,000	$850,000	$1,750,000

(1)	Salary increased to $500,000 effective October 3, 2012.

(2)
For calendar year 2012 only, 75% of Mr. Buzby's incentive bonus was calculated based upon the base salary ($365,000.00) and incentive salary target (60%) applicable to him in his prior role as Chief Financial Officer prior to his appointment as Chief Executive Officer and the remaining 25% was calculated based upon the base salary and bonus target set forth above.

(3)	Target total cash compensation equals approved base salary plus target bonus.

(4)
SARs with a targeted value of $212,500 granted in December 2012 and other long-term equity compensation with a targeted value of $637,500 to be made in April 2013, with the mix of equity compensation to be consistent with the awards made to other executive officers of Farmer Mac at that time.

(5)	Target total direct compensation equals target total cash compensation plus the target long-term incentive value.

Those targets for Mr. Buzby were determined using the new peer group recommended by Pay Governance. The target total compensation provided for Mr. Buzby is positioned between the 25th percentile and the median of the new peer group for CEO compensation.

Base Salary. Base salary is paid to provide current and prospective executives with a predictable core amount of annual compensation, regardless of Farmer Mac's financial results, so long as they perform their duties in a competent, professional manner. This pay element is set at a level that, by itself, would provide executives with a level of financial security commensurate with the competitive market, but not at a level expected to be adequate alone to retain executives or motivate outstanding performance. The Compensation Committee strives to balance a moderate base salary with the opportunity for executives to realize value in the form of both short- and long-term incentive compensation.

The Compensation Committee reviews base salary annually each February, shortly after the end of the calendar business plan year, as well as at the time of executive promotions or other changes in responsibilities. For both 2012 and 2013, the Compensation Committee recommended to the Board the annual base salary for the chief executive officer and determined the annual base salaries for the other named executive officers based on an evaluation of each executive's performance, experience, level of responsibilities, level of base salary, and peer group market data provided by the Compensation Committee's compensation consultants. Increases in salary normally take effect on January 1 unless a promotion or new hire necessitates a different timing. Effective January 1, 2012, Messrs. Gerber, Stenson, Buzby, and Oslick received base salary increases that ranged between 2.3% and 4.0% and averaged 2.8%. Effective June 8, 2012, Mr. Mullery received a significant base salary increase in connection with his promotion as described above. Effective October 3, 2012, Mr. Buzby received a significant base salary increase in connection with his promotion as described above. Effective January 1, 2013, Mr. Stenson and Mr. Mullery each received a base salary increase of 2.5%.

Annual Cash Incentive Compensation. Annual cash incentive compensation is provided as a means of motivating and rewarding performance by a named executive officer. This performance is measured by comparing Farmer Mac's results against specified short-term goals established by the Compensation Committee and reviewed by the Board. In determining the performance goals and weightings for the year, the Compensation Committee considers competitive practices for incentive design and seeks to encourage prudent risk-taking within Board-established parameters by balancing growth in program assets and earnings with risk management objectives. Consistent with this philosophy, the Compensation Committee chose performance goals and weightings for 2012 that it believed struck the appropriate balance among the corporate goals of earnings (30% weight), business volume (30% weight), and asset quality (two separate measures totaling a 30% weight), as well as an individual's leadership and strategic performance (10% weight). Achievement against each of these goals is measured at year-end. These goals most closely represent the business strategies and objectives established by the Board and management in Farmer Mac's business plan for 2012 and seek to reward responsible growth by balancing the need for growth in program assets and earnings, disciplined underwriting, and continued financial stability with enhancement of stockholder value. Also, as described in more detail below, Farmer Mac must achieve certain pre-set financial and business thresholds before any annual cash incentive compensation will be paid.

For 2012, each individual earned the percentages of the components of his targeted incentive compensation as described in the table below. A total of 90% of each individual's incentive compensation was based on Farmer Mac's attainment of the specified measures, which was the same for all named executive officers. The remaining 10% of an individual's incentive compensation was based on the Compensation Committee's qualitative evaluation of the achievements toward the strategic initiatives of Farmer Mac by each of the named executive officers and the named executive officers as a group. Some of the factors considered by the Compensation Committee in its qualitative evaluation of each named executive officer were an individual's professional skills, leadership, responsibility, work organization, initiative, creativity, dedication, resourcefulness, and level of contribution to the attainment of business plan objectives.

For 2012, each named executive officer other than Mr. Gerber and Mr. Oslick earned the percentages of the components of his annual targeted cash incentive compensation, as set forth in the table below. As previously discussed, the Compensation Committee determined that a cash bonus would not be received by Mr. Oslick for 2012 when he resigned as an executive officer in June 2012, and by Mr. Gerber when his employment was terminated in October 2012. For 2012, Farmer Mac reached or exceeded the amounts set forth in the maximum column for "Earnings," "Ratio of Substandard Assets to Regulatory Capital," and "Net Charge-offs," and the amount set forth in the threshold column for "Net Program Volume" (coming in just below the target column for that measure). For the Leadership and Strategic Performance component, the Compensation Committee reviewed Farmer Mac's 2012 accomplishments and qualitatively judged, in its discretion, the achievements toward the strategic initiatives of Farmer Mac by each of the named executive officers and the named executive officers as a group. When combined, the level of incentive achieved for all three of Messrs. Buzby, Stenson, and Mullery for 2012 was 163.75%. Annual incentive compensation payments for 2012 were paid in April 2013.

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)	Result
Earnings	30%	$43.4 million	$45.5 million	$47.6 million	$50.3 million Paid 60%
Net Program Volume	30%	$12.5 billion	$13.1 billion	$13.7 billion	$13.0 billion Paid 27.75%
Ratio of Substandard Assets to Regulatory Capital	15%	100%	60%	40%	34.8% Paid 30%
Net Charge-offs	15%	0.12% $14.7 million	0.08% $9.8 million	0.05% $6.1 million	0.01% $1.7 million Paid 30%
Leadership and Strategic Performance	10%	Discretionary	Discretionary	Discretionary	Paid 16%
Total	100%				Paid 163.75%

For 2012, no annual incentive compensation would have been paid unless all three of the following conditions had been met:

•	Farmer Mac has positive core earnings of at least $5.0 million after the allowance for losses and preferred stock dividends;

•	Farmer Mac is in compliance with the provisions of its 2012 Capital Adequacy Plan; and

•	Farmer Mac is not the subject of any regulatory enforcement action.

In 2012, performance between any two of the target points was interpolated on a straight-line basis. The Board retains discretion to award no annual cash incentive pay in appropriate circumstances regardless of the achievement against corporate performance targets.

For 2013, each individual will earn percentages of the components of his targeted bonus, determined formulaically according to the table below. Compared to 2012, the Compensation Committee adjusted the weights of the measures to slightly decrease the weights for Earnings and Net Program Volume and to increase the weight for the Leadership and Strategic Performance component. The Compensation Committee will consider the quality and adequacy of Farmer Mac's capital as one of the primary factors in evaluating the strategic accomplishments of the named executive officers in 2013.

Measure	Weight	Threshold (Pays 50%)	Target (Pays 100%)	Maximum (Pays 200%)
Earnings	25%	90% of Business Plan forecast	100% of Business Plan forecast	110% of Business Plan forecast
Net Program Volume	25%	50% of difference between year-end 2012 level and Business Plan forecast	100% of Business Plan forecast	115% of Business Plan forecast
Ratio of Substandard Assets to Regulatory Capital	15%	100%	60%	40%
Net Charge-offs	15%	0.12%	0.08%	0.05%
Leadership and Strategic Performance	20%	Discretionary	Discretionary	Discretionary
Total	100%

For 2013, no annual incentive compensation will be paid unless both of the following criteria are met:

•	Farmer Mac has positive core earnings of at least $5.0 million after the allowance for losses and preferred stock dividends; and

•	Farmer Mac is not the subject of any regulatory enforcement action.

Long-Term Incentive Compensation. In 2012, long-term incentive compensation consisted of grants of performance-vesting RSUs and SARs with an exercise price equal to the fair market value of Farmer Mac's Class C Non-Voting Common Stock on the date of grant. This mix of equity compensation is designed to reward performance and properly align the interests of executive officers with the long-term interests of stockholders. At-the-market grants also serve to retain executives over the longer term. The Compensation Committee considers the annual value of all components of the total compensation package, including base salary, annual incentive cash compensation, long-term incentive pay, and retirement benefits and perquisites when determining the form and level of long-term equity grants. Although there is no formula for allocation, the long-term incentive grants are considered as part of the overall compensation package. When considering the competitive market, the Compensation Committee looks at the annual value of long-term grants. The annual values granted reflect the intended compensation for that year so prior grants are considered only to the extent that there is a concern with maintaining market competitiveness. The Compensation Committee is also keenly aware of the need to discourage excessive risk taking by Farmer Mac's executives while rewarding growth in stockholder value. The Compensation Committee believes that Farmer Mac's current compensation program strikes an appropriate balance. Starting with the long-term incentive compensation grants to executive officers in April 2013, the Compensation Committee also includes time-vesting RSUs along with performance-vesting RSUs and SARs.

In 2012, awards of SARs to the five named executive officers were made in April 2012, at the first Board meeting held after the filing of Farmer Mac's Annual Report on Form 10-K for 2011. The exercise price of those SARs is the closing price on the date of award. Mr. Gerber forfeited the SARs granted to him in April 2012 upon the termination of his employment in October 2012. Mr. Buzby also received a grant of 8,983 SARs in December 2012 in connection with his promotion to Chief Executive Officer. The Compensation Committee also granted performance-vesting RSUs to Messrs. Buzby, Stenson, Oslick, and Gerber at the April 2012 Board meeting, although Mr. Gerber forfeited those RSUs upon the termination of his employment in October 2012. Mr. Mullery did not receive any RSUs in 2012.

In setting 2012 equity awards, the Compensation Committee determined a number of shares that was competitive and reasonable when compared to the market as well as Farmer Mac's compensation philosophy. In determining the equity awards for the named executive officers other than Mr. Gerber, the Compensation Committee set grant levels by establishing the value of the awards taking into consideration the peer group, with reference to prior years' award levels. For Mr. Gerber, the Compensation Committee determined the size of the equity grants by establishing the value of the award taking into consideration the Mercer peer group as discussed above. Additionally, consistent with the total compensation philosophy, a significant portion of the named executive officers' total compensation is variable (or at risk) in nature. The RSUs granted to officers in April 2012 vest on March 31, 2015, subject to Farmer Mac's successful attainment of the performance targets identified on page 23. The SARs vest ratably in installments over three years.

Retirement Plans. Farmer Mac provides retirement benefits for all employees through an employer-funded defined contribution retirement plan, under which Farmer Mac annually contributes 13.2% of each employee's base compensation up to the Social Security wage base (which was $110,100 in 2012), and 18.9% of each employee's base compensation above the Social Security wage base, up to the compensation limit set by the Internal Revenue Service, which was $250,000 in 2012. Farmer Mac also offers a 401(k) Plan under which employees may make retirement contributions. Farmer Mac makes no contributions to the 401(k) Plan. Farmer Mac does not maintain any supplemental retirement plan for executive officers.

Other Benefits. Farmer Mac provides a term life insurance policy with a face amount approximately equal to one year's base compensation for each of the named executive officers, as well as paid parking in the garage beneath Farmer Mac's headquarters and additional long-term disability insurance above the level provided to other employees. The named executive officers also participate in Farmer Mac's other benefit plans on the same terms as other employees. These plans include medical, dental, and vision insurance with all premiums paid by Farmer Mac, funding of an employee health savings account by Farmer Mac, and a $50,000 group term life insurance policy.

Payments in Connection with a Change-in-Control

Farmer Mac's statutory charter is written in a way that substantially precludes any change-in-control through voting rights associated with its Voting Common Stock. Accordingly, no provision is made for payments to named executive officers in connection with any change-in-control.

Post-Employment Compensation

Mr. Buzby has an employment agreement that provides for severance payments in the event the agreement is terminated by Farmer Mac other than for cause. See "Executive Compensation—Employment Agreements with Executive Officers." Mr. Stenson is currently the only named executive officer who participates in Farmer Mac's Executive Officer Severance Plan. That severance plan provides for severance payments in the event Farmer Mac terminates employment other than for cause. See "Executive Compensation—Potential Payments upon Termination or Change-in-Control—Executive Officer Severance Plan." These provisions are included in the employment agreement and the severance plan because they are typically included in similar arrangements provided to executives at peers and are beneficial retention provisions.

Impact of Accounting and Tax Treatment on Compensation Awards

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1 million on the amount of compensation that Farmer Mac may deduct in any one year for Farmer Mac's chief executive officer and three other most highly compensated executive officers, other than the chief financial officer. There is an exception to the limitation for "performance-based compensation" meeting certain requirements. Farmer Mac has not historically made compensation decisions based solely on the effect of the accounting treatment of compensation to named executive officers, although the Compensation Committee does balance tax deductibility with other business considerations. To the extent practicable, the Compensation Committee intends to preserve the tax deductibility of compensation paid to executive officers but will not necessarily limit executive compensation to what is deductible under Section 162(m) of the Code if necessary to attract, retain, and reward high-performing executives. Therefore, it is possible that portions of compensation awards will not qualify as "performance-based compensation," and, when combined with salary and other compensation, may exceed the $1 million limitation for deductibility in any particular year.

The deductibility of some types of compensation depends upon the timing of an executive’s vesting or exercise of previously-granted equity awards. For the 2012 tax year, Farmer Mac had a non-deductible amount of $416,000 related to Section 162(m) of the Code on the compensation paid to Mr. Stenson. The compensation for Mr. Stenson that was not deductible in 2012 included exercises of stock options granted under Farmer Mac's 1997 Incentive Plan, which was not (and was not required to be) approved by Farmer Mac's stockholders and therefore did not qualify as "performance-based compensation" under Section 162(m) of the Code.

Farmer Mac's Policies on Stock Ownership and Trading

Farmer Mac does not have a policy in effect that requires a particular level of stock ownership by named executive officers. However, Farmer Mac has a policy on insider trading by all directors and employees, including named executive officers, that requires compliance with securities laws and Farmer Mac's policy on insider trading (including "windows" for sales of stock and the adoption of Rule 10b5-1 plans) and prohibits trading in options on Farmer Mac securities. This policy also prohibits any director or employee from any hedging activity in Farmer Mac securities.

Policies in the Event of a Restatement

The Compensation Committee intends to adopt a formal "clawback" policy once related regulations are issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). Any cash or equity incentive compensation awards for 2012 and thereafter will be subject to the "clawback" policy adopted by the Compensation Committee.

Risk

Farmer Mac has considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees as to taking business risks that could affect Farmer Mac. We believe that our compensation policies and practices, either individually or in the aggregate, are not reasonably likely to have a material adverse effect on Farmer Mac.

Compensation Consultant Fees

During 2012, the Compensation Committee engaged each of Mercer and Pay Governance as the Compensation Committee's independent compensation consultant during different parts of the year. Mercer and Pay Governance were accountable to and reported directly to the Compensation Committee. Farmer Mac's management had no role in selecting the Compensation Committee's compensation consultants and had no relation to those consultants. For 2012, Farmer Mac paid an aggregate of $102,200 to Mercer and $91,200 to Pay Governance for these consulting services. In 2012, neither Mercer nor Pay Governance provided any services to Farmer Mac other than the executive and director compensation advisory services provided to the Compensation Committee. Under its compensation consultant independence policy, the Compensation Committee will consider and pre-approve, as appropriate, any additional services provided by the Compensation Committee's consultant to Farmer Mac. The Compensation Committee has engaged Pay Governance as its independent compensation consultant through June 30, 2013.

The Compensation Committee has assessed the independence of its compensation consultants pursuant to SEC rules and NYSE listing standards (which do not become effective until July 1, 2013), and concluded that no conflict of interest exists that would have prevented or would prevent such consultants from independently representing the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Currently, directors Brack, Davidson, Faivre-Davis, Johnson, Junkins, and Sherrick comprise the Compensation Committee. None of these directors is, or has been, a Farmer Mac officer or employee, and none had any relationship requiring disclosure by Farmer Mac as a "related person transaction" under SEC rules. None of Farmer Mac's executive officers has served as a member of the Board or the Compensation Committee or as a director of another SEC-reporting entity, except for Mr. Gerber. Mr. Gerber, who was a member of Farmer Mac's Board from June 7, 2007 through February 28, 2009, was Acting President and Chief Executive Officer of Farmer Mac from September 30, 2008 through February 28, 2009 and was President and Chief Executive Officer from March 2009 until October 2012.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by Farmer Mac under the Securities Act or the Exchange Act, except to the extent that Farmer Mac specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. This report of the Compensation Committee shall be deemed "furnished" in Farmer Mac's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee

Richard H. Davidson, Chairman	Dennis L. Brack
Sara L. Faivre-Davis	Mitchell A. Johnson
Lowell L. Junkins	Bruce J. Sherrick

Executive Compensation

Summary Compensation Table

The following table sets forth certain information about the compensation awarded to, earned by, or paid to Farmer Mac's named executive officers for the fiscal year ended December 31, 2012. Farmer Mac's current Chief Executive Officer, Timothy L. Buzby, also served as Farmer Mac's Chief Financial Officer during 2012.

Name and Principal Position	Fiscal Year	Salary	Restricted Stock Awards[1]	SAR Awards[2]	Non-Equity Incentive Compensation 3,4	All Other Compensation 5,6	Total
Timothy L. Buzby	2012	$396,566	$97,605	$511,767	$432,709	$19,801	$1,458,448
President and CEO[7]	2011	350,915	93,850	275,084	236,802	85,543	1,042,194
	2010	339,846	122,000	373,811	313,208	82,382	1,231,247

Tom D. Stenson	2012	406,915	97,605	299,274	399,878	23,375	1,227,047
Executive Vice President and COO	2011	395,911	93,850	275,084	320,594	76,347	1,161,786
	2010	384,332	122,000	373,811	424,933	74,278	1,379,354

Stephen P. Mullery	2012	264,085	—	30,191	228,020	3,601	525,897
Senior Vice President –
General Counsel and Secretary[7]

Michael A. Gerber	2012	496,740	—	—	—	2,787,216	3,283,956
Former President and CEO	2011	566,869	281,550	825,252	722,528	97,414	2,493,613
	2010	549,808	305,000	1,038,363	1,013,320	94,252	3,000,743

Jerome G. Oslick	2012	312,939	65,070	194,528	—	18,649	591,186
Former Senior Vice President –	2011	304,928	61,941	178,805	226,345	80,807	852,826
General Counsel and Secretary[7]	2010	295,565	73,200	265,821	299,557	79,642	1,013,785

1 Represents the aggregate grant date fair value of the RSUs awarded in April 2012, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 9 to the financial statements on page 170 of Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2012. The grant date value of the restricted stock assumes 100% as the probable outcome of the performance metrics over the three-year performance period. The grant date fair value for each share of the restricted stock awarded in 2012, 2011, and 2010 was $21.69, $18.77, and $12.20, respectively, which in each case was the price of the stock on the date of grant. Mr. Gerber forfeited non-vested restricted stock in 2012 with a grant date fair value of $325,350.

2 Represents the aggregate grant date fair value of the SARs awarded in 2012, excluding the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 9 to the financial statements on page 170 of Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2012. Mr. Gerber forfeited non-vested SARs in 2012 with a grant date fair value of $897,822. All of the SARs awarded to Mr. Mullery in April 2012, in his prior role as Deputy General Counsel, were granted as part of the award of incentive compensation to senior employees who were not executive officers at the fair value of $10.06 per share, while SARs awarded to executive officers in April 2012 were granted at the fair value of $14.96 per share.

3 Other than for Mr. Mullery, the amounts in this column were (i) paid in 2013 for amounts earned in 2012, (ii) paid in 2012 for amounts earned in 2011, and (iii) paid in 2011 for amounts earned in 2010. The amount for Mr. Mullery represents (i) $56,082 earned from September 1, 2011 to March 31, 2012 and paid in 2012 for Mr. Mullery's service in his prior role as Deputy General Counsel, and (ii) $171,938 paid to Mr. Mullery in 2013 for amounts earned in 2012 in both his prior role and in his new role as Senior Vice President – General Counsel.

4 Annual cash incentive awards earned for the business plan year ending on December 31, 2012 were paid on April 11, 2013 and were calculated as described in the Compensation Discussion and Analysis on pages 26-27.

5 The amounts listed in 2012 for each of the named executive officers includes: (i) dividend equivalents paid in cash on restricted stock that vested in 2012 in the amount of (a) $16,250 for Mr. Gerber, (b) $13,000 for each of Messrs. Buzby and Stenson, and (c) $6,500 for Mr. Oslick; (ii) amounts paid on behalf of each of the named executive officers for parking at Farmer Mac's headquarters; and (iii) amounts paid on behalf of each of the named executive officers for disability and life insurance premiums. For Mr. Gerber, the amount for 2012 includes severance of $2,755,000 paid in connection with the termination of his employment.

6 The amounts listed in 2012 for each of the named executive officers do not include: (i) the costs for health insurance paid on behalf of the named executive officers because they are the same as amounts paid for health insurance costs on behalf of other employees who elected similar coverage (e.g., single, married, or family coverage); (ii) premium payments made on behalf of the named executive officers for the $50,000 group term life insurance policy because they participate in this plan on the same terms as all other Farmer Mac employees; and (iii) contributions to Farmer Mac's defined contribution retirement plan on behalf of the named executive officers because they participate in this plan on the same terms as all other Farmer Mac employees. The items listed in (i)-(iii) of this footnote were included in the amounts for 2011 and 2010 above even though the named executive officers participated in these benefit plans on the same terms as other Farmer Mac employees.

7 Mr. Buzby was Senior Vice President – Chief Financial Officer and Treasurer until October 2012 when he was appointed President and Chief Executive Officer. He continued to serve in the roles of Farmer Mac's Chief Financial Officer and Treasurer until R. Dale Lynch succeeded him in those positions effective February 15, 2013. Messrs. Buzby and Oslick were appointed Senior Vice Presidents on June 3, 2010. Mr. Mullery was appointed Senior Vice President – General Counsel and Secretary on June 8, 2012.

Grants of Plan-Based Awards Table

The table below provides, for each of the named executive officers, additional information about 2012 grants of RSUs and SARs under Farmer Mac's 2008 Omnibus Incentive Plan and the potential range of awards that were approved in 2012 under annual incentive compensation. These awards are further described in the Summary Compensation Table above in this Compensation Discussion and Analysis.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]		All Other SARs Awards: Number of Securities Underlying SARs[4] (#)	Exercise Price of SARs Awards[5] ($/Sh)	Grant Date Fair Value of Stock and SARs Awards[6] ($)
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Maximum (#)
Timothy L. Buzby	4/5/2012	$82,125	$164,250	$328,500
	4/5/2012				—	4,500			$97,605
	4/5/2012						20,000	$21.69	299,274
	12/6/2012	50,000	100,000	200,000
	12/6/2012						8,983	32.85	212,493
		$132,125	$264,250	$528,500	—	4,500	28,983		$609,372

Tom D. Stenson	4/5/2012	$122,100	$244,200	$488,400
	4/5/2012				—	4,500			$97,605
	4/5/2012						20,000	$21.69	299,274
		$122,100	$244,200	$488,400	—	4,500	20,000		$396,879

Stephen P. Mullery	6/28/2012	$52,500	$105,000	$210,000
					—	—			$—
	4/5/2012						3,000	$21.69	30,191
		$52,500	$105,000	$210,000	—	—	3,000		$30,191

Michael A. Gerber	4/5/2012	$290,000	$580,000	$1,160,000
	4/5/2012				—	15,000			$325,350
	4/5/2012						60,000	$21.69	897,822
		$290,000	$580,000	$1,160,000	—	15,000	60,000		$1,223,172

Jerome G. Oslick	4/5/2012	$86,075	$172,150	$344,300
	4/5/2012				—	3,000			$65,070
	4/5/2012						13,000	$21.69	194,528
		$86,075	$172,150	$344,300	—	3,000	13,000		$259,598

1 For the non-equity incentive plan awards, the grant date is the date the Compensation Committee approved the range of the estimated potential future payouts for the calendar year 2012 performance period. For equity awards, the grant date is the date of the regularly scheduled Board meeting occurring after the Compensation Committee approved the grant.

2 These columns show the range of potential payouts under the annual incentive compensation plan. The performance period covers January 1, 2012 through December 31, 2012. For actual performance between threshold, target, and maximum, the annual incentive award earned is interpolated on a straight-line basis. For Mr. Buzby, the table above reflects 75% of the non-equity incentive award estimate of $219,000 for the target award applicable to him in his role as Chief Financial Officer prior to his appointment as Chief Executive Officer and 25% of the non-equity incentive award estimate of $400,000 for the target award applicable to him in his role as Chief Executive Officer. Notwithstanding the amounts shown for Messrs. Gerber and Oslick as targeted in April 2012, those two named executive officers were not paid any non-equity incentive bonus for 2012. See "Compensation Discussion & Analysis—Total Compensation Elements—Annual Cash Incentive Compensation" for a discussion of the material terms of the estimated future payouts under non-equity incentive plan awards.

3 Represents the potential payout range of RSUs granted in 2012. For 50% of the RSUs grant, vesting is contingent on Farmer Mac attaining an annual compounded growth rate of 5% in outstanding guarantees, loans, and commitments for the period starting from January 1, 2012 to December 31, 2014, measured at those two dates. For the remaining 50% of the RSUs grant, vesting is contingent on Farmer Mac attaining:

A.
an annual rate of net charge-offs to the average balance of outstanding guarantees, loans, and commitments less than or equal to 20 basis points for the period from January 1, 2012 to December 31, 2014, measured at those two dates; and

B.
the average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans, and commitments of not greater than 2.5% for the period from January 1, 2012 to December 31, 2014.

Performance and payouts are determined independently for each metric and RSU awards are settled in shares of Farmer Mac's Class C Non-Voting Common Stock at the end of the three-year performance period if the applicable metric is attained in its entirety. No partial settlements are permitted for either metric.

Mr. Gerber forfeited the RSUs he was granted in April 2012 upon the termination of his employment.

4 Represents the number of SARs granted during 2012. The SARs granted in April 2012 vest in approximately three equal annual installments on March 31, 2013, 2014, and 2015. The SARs granted in December 2012 vest in approximately three annual installments on November 30, 2013, 2014, and 2015. Mr. Gerber forfeited the SARs he was granted in April 2012 upon the termination of his employment.

5 The exercise price is the New York Stock Exchange closing price for a share of Class C Non-Voting Common Stock on the date of grant.

6 Amounts shown represent the grant date fair value of the equity award granted to the named executive officers in 2012. The values in this column exclude the effect of estimated forfeitures. For RSU grants, the fair value is the market value of the underlying stock on the grant date (which is the same price as the exercise price for SARs). For SARs granted, the fair value at grant date has been estimated using the Black-Scholes option pricing model with the following assumptions. For SARs granted on April 5, 2012, other than to Mr. Mullery, a dividend yield of 1.84%; an expected volatility of 98.89%; a risk-free interest rate of 1.29%; and an expected life of six years, resulting in a value of approximately $14.9637 per share. For SARs granted to Mr. Mullery, a dividend yield of 1.84%; and expected volatility of 77.95%; a risk-free interest rate of 0.50%; and an expected life of three years, resulting in a value of approximately $10.0638 per share. For SARs granted to Mr. Buzby on December 6, 2012, a dividend yield of 1.20%; an expected volatility of 106.89%; a risk-free interest rate of 0.63%; and an expected life of five years, resulting in a value of approximately $23.655 per share. See Note 9 to the financial statements on page 170 of Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information as of December 31, 2012 relating to unexercised stock options previously granted to the named executive officers. All outstanding options are fully vested:

Name	Number of Shares Underlying Unexercised Options # Vested	Number of Shares Underlying Unexercised Options # Unvested	Option Exercise Price	Option Expiration Date
Timothy L. Buzby	14,023	—	$22.40	June 5, 2013
	12,916	—	19.86	August 11, 2014
	19,203	—	20.61	June 16, 2015
	23,043	—	26.36	June 1, 2016
	28,134	—	29.33	June 7, 2017

Tom D. Stenson	2,594	—	20.61	June 16, 2015
	42,345	—	26.36	June 1, 2016
	56,058	—	29.33	June 7, 2017

Stephen P. Mullery	2,000	—	20.32	September 24, 2014
	3,000	—	24.34	September 30, 2015
	5,000	—	24.98	October 3, 2016
	2,000	—	32.77	October 3, 2017

Michael A. Gerber[1]	—	—	—	—

Jerome G. Oslick	18,178	—	29.33	June 7, 2017

1 During 2012, Mr. Gerber held 6,000 options that remained unexercised as of their expiration date on June 7, 2012.

The following table sets forth certain information as of December 31, 2012 relating to unexercised SARs previously granted to the named executive officers:

Name	Unexercised SARs # Vested	Unexercised SARs # Unvested[1]	SARs Exercise Price	SARs Expiration Date
Timothy L. Buzby	19,509	—	$28.94	June 5, 2018
	26,667	—	5.93	June 4, 2019
	30,000	15,000	12.20	April 1, 2020
	6,667	13,333	18.77	April 7, 2021
	—	20,000	21.69	April 5, 2022
	—	8,983	32.85	December 6, 2022

Tom D. Stenson	42,617	—	28.94	June 5, 2018
	30,000	15,000	12.20	April 1, 2020
	6,667	13,333	18.77	April 7, 2021
	—	20,000	21.69	April 5, 2022

Stephen P. Mullery	4,000	—	7.35	October 2, 2018
	5,000	—	7.78	October 7, 2019
	3,334	1,666	10.43	October 1, 2020
	1,000	2,000	18.14	October 4, 2021
	—	3,000	21.69	April 5, 2022

Michael A. Gerber[2]	—	—	—	—

Jerome G. Oslick	17,648	—	28.94	June 5, 2018
	21,333	10,667	12.20	April 1, 2020
	4,333	8,667	18.77	April 7, 2021
	—	13,000	21.69	April 5, 2022

1 Unvested SARs that expire in December 2022 vest one-third on each of November 30, 2013, 2014, and 2015; unvested SARs that expire in April 2022 vest one-third on each of March 31, 2013, 2014, and 2015; unvested SARs that expire in 2021 vest one-half on each of March 31, 2013 and 2014 for each of Mr. Buzby, Mr. Stenson, and Mr. Oslick, and on August 31, 2013 and 2014 for Mr. Mullery; unvested SARs that expire in 2020 vested on March 31, 2013 for each of Mr. Buzby, Mr. Stenson, and Mr. Oslick, and will vest on August 31, 2013 for Mr. Mullery.

2 Mr. Gerber forfeited the SARs he was granted in April 2012 upon the termination of his employment, and all of his vested SARs were exercised within 90 days of the date on which Mr. Gerber's employment was terminated and before December 31, 2012.

The following table sets forth certain information as of December 31, 2012 relating to unvested restricted stock previously granted to the named executive officers:

Name	Number of Unvested Shares of Restricted Stock	Market Value of Unvested Shares of Restricted Stock[1]	Vesting Date[2]
Timothy L. Buzby	10,000	$325,000	March 31, 2013
	5,000	162,500	March 31, 2014
	4,500	146,250	March 31, 2015

Tom D. Stenson	10,000	325,000	March 31, 2013
	5,000	162,500	March 31, 2014
	4,500	146,250	March 31, 2015

Stephen P. Mullery	—	—	—

Michael A. Gerber[3]	—	—	—

Jerome G. Oslick	6,000	195,000	March 31, 2013
	3,300	107,250	March 31, 2014
	3,000	97,500	March 31, 2015

1 Calculated based on a price of $32.50 per share, which was the New York Stock Exchange closing price for the Class C Non-Voting Common Stock on the last trading day of 2012.

2 For the restricted stock vesting in 2013: (i) with respect to 50% of the restricted stock grant, vesting is contingent on Farmer Mac attaining an annual compounded growth rate of 5% in outstanding guarantees, loans, and commitments for the period from January 1, 2010 to December 31, 2012, measured at those two dates; and (ii) with respect to 50% of the restricted stock grant, vesting is contingent upon Farmer Mac attaining:

A.
an annual rate of net charge-offs to the average balance of outstanding guarantees, loans, and commitments equal to or less than 20 basis points for the period from January 1, 2010 to December 31, 2012, measured at those two dates; and

B.
the average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans, and commitments of not greater than 2.5% for the period from January 1, 2010 to December 31, 2012.

The above performance goals were all met and the restricted stock vesting in 2013 vested on March 31, 2013.

For the restricted stock vesting in 2014: (i) with respect to 50% of the restricted stock grant, vesting is contingent on Farmer Mac attaining an annual compounded growth rate of 5% in outstanding guarantees, loans, and commitments for the period from January 1, 2011 to December 31, 2013, measured at those two dates; and (ii) with respect to 50% of the restricted stock grant, vesting is contingent on Farmer Mac attaining:

A.
an annual rate of net charge-offs to the average balance of outstanding guarantees, loans, and commitments equal to or less than 20 basis points for the period from January 1, 2011 to December 31, 2013, measured at those two dates; and

B.
the average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans, and commitments of not greater than 2.5% for the period from January 1, 2011 to December 31, 2013.

For the restricted stock vesting in 2015: (i) with respect to 50% of the restricted stock grant, vesting is contingent on Farmer Mac attaining an annual compounded growth rate of 5% in outstanding guarantees, loans, and commitments for the period from January 1, 2012 to December 31, 2014, measured at those two dates; and (ii) with respect to 50% of the restricted stock grant, vesting is contingent on Farmer Mac attaining:

A.
an annual rate of net charge-offs to the average balance of outstanding guarantees, loans, and commitments equal to or less than 20 basis points for the period from January 1, 2012 to December 31, 2014, measured at those two dates; and

B.
the average percentage of total non-performing assets (exclusive of delinquencies of not more than 90 days) to guarantees, loans, and commitments of not greater than 2.5% for the period from January 1, 2012 to December 31, 2014.

3 Upon termination of Mr. Gerber's employment in October 2012, he forfeited the unvested restricted stock previously granted to him in April 2010, 2011, and 2012.

Option and SAR Exercises and Stock Vested

The following table sets forth certain information relating to options exercised during 2012 by the named executive officers, including the number of shares of Class C Non-Voting Common Stock acquired upon exercise. The value realized upon exercise of the options is the difference between the fair market value of the Class C Non-Voting Common Stock acquired upon exercise and the exercise price for the stock options.

Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)
Timothy L. Buzby	—	$—
Tom D. Stenson	77,754	1,008,775
Stephen P. Mullery	2,000	10,120
Michael A. Gerber	—	—
Jerome G. Oslick	35,841	235,448

The following table sets forth certain information relating to SARs exercised during 2012 by the named executive officers. The value realized upon exercise of the SARs is the difference between (i) the fair market value of the Class C Non-Voting Common Stock on the date of exercise and (ii) the SARs grant price, then multiplied by the number of SARs exercised.

Name	Number of SARs Exercised (#)	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)
Timothy L. Buzby	—	—	$—
Tom D. Stenson	40,000	31,272	851,889
Stephen P. Mullery	8,000	5,535	132,619
Michael A. Gerber	153,333	103,904	3,519,284
Jerome G. Oslick	20,000	14,503	318,415

The following table sets forth certain information relating to restricted stock that vested during 2012 and was issued to the named executive officers. The value realized upon vesting of the restricted stock reflects the number of shares vested multiplied by $22.70, which was the closing market price of the Class C Non-Voting Common Stock on the business day prior to the vesting date.

Name	Number of Shares Acquired (#)	Value Realized ($)
Timothy L. Buzby	20,000	$454,000
Tom D. Stenson	20,000	454,000
Stephen P. Mullery	—	—
Michael A. Gerber	25,000	567,500
Jerome G. Oslick	10,000	227,000

Employment Agreements with Executive Officers

Farmer Mac entered into an employment agreement (the "Agreement") on December 6, 2012 with Mr. Buzby to provide him with a reasonable level of job security, while limiting Farmer Mac's ultimate financial exposure on his departure from Farmer Mac. Significant terms of the Agreement address Mr. Buzby's scope of authority and employment, base salary and incentive compensation, benefits, conditions of employment, termination of employment, and the term of employment. The Agreement expires on December 6, 2014. Messrs. Stenson, Lynch, and Mullery are not currently party to an employment agreement with

Farmer Mac, although Mr. Stenson is currently a participant under the Executive Officer Severance Plan adopted in 2012, as further described under "—Potential Payments upon Termination and Change-in-Control."

Employment Agreement with Mr. Buzby

Under the Agreement, Farmer Mac and Mr. Buzby have agreed to the following, among other things:

•
Base Salary. Mr. Buzby's annual base salary will be $500,000, less applicable withholding for taxes and similar items, retroactive to October 3, 2012, when he began serving in the capacities of President and Chief Executive Officer of Farmer Mac.

•
Incentive Compensation. Mr. Buzby will be eligible for an annual incentive salary payment of up to 80% of his base salary for work performed by Mr. Buzby during the preceding calendar year, or portion thereof; provided, however, that, for calendar year 2012 only, 75% of Mr. Buzby's incentive salary was calculated based upon the base salary ($365,000.00) and incentive salary target (60%) applicable to him in his prior role as Chief Financial Officer through October 3, 2012, and the remaining 25% was calculated based upon the base salary and incentive salary target set forth in the Agreement.

•
Long-Term Incentive Compensation. Mr. Buzby will be eligible to receive awards of long-term incentive compensation from time to time in a form, and subject to such conditions, as determined by the Board and the Compensation Committee of the Board in its sole discretion. In December 2012, Farmer Mac granted to Mr. Buzby SARs valued at $212,500 based upon fair market value as determined by Farmer Mac's financial statements as of the date of grant. In April 2013, Farmer Mac granted to Mr. Buzby SARs and RSUs with an approximate value of $637,500, subject to the similar terms and conditions as applied to similar grants made to other senior executives of Farmer Mac.

•
Expense Reimbursement. Farmer Mac will reimburse actual reasonable and necessary business expenses incurred by Mr. Buzby in carrying out his duties, in each case in accordance with Farmer Mac's policies as in effect from time-to-time and subject to Mr. Buzby's compliance with the terms of those policies. In addition, Farmer Mac paid or reimbursed Mr. Buzby's reasonable attorneys' fees incurred solely for negotiation of the Agreement up to an amount of $10,000.

•
Benefits. Mr. Buzby will be eligible for all employee benefits regularly provided to senior executives of Farmer Mac and the following other (or upgraded) benefits: an annual medical examination; paid parking in the parking garage associated with Farmer Mac's headquarters building; life insurance in an amount approximately equal to Mr. Buzby's base salary; and disability benefits at least equal to statutory benefits in the District of Columbia. All of the foregoing is subject to the limitation that the total cost of those benefits will not exceed 25% of Mr. Buzby's base salary, exclusive of administrative expense. Mr. Buzby will also be entitled to five weeks of paid vacation each year.

•
Events of Termination. Mr. Buzby's employment will terminate upon his death or disability and may be terminated at any time by Farmer Mac with or without "cause" (as defined in the Agreement), or by Mr. Buzby voluntarily or if Farmer Mac materially breaches, and fails to cure, its obligations under the Agreement.

•
Payment of Accrued Compensation. If Mr. Buzby's employment is terminated (i) by Farmer Mac other than for "cause" (as defined in the Agreement), or (ii) by Mr. Buzby in connection with an uncured material breach by Farmer Mac, Farmer Mac will pay to Mr. Buzby all base salary, incentive compensation, expense and reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of termination. If Mr. Buzby is terminated for "cause" or if Mr. Buzby voluntarily resigns other than in connection with an uncured material breach by Farmer Mac, Farmer Mac shall pay such unpaid compensation as have accrued up to the date of termination, excluding incentive compensation.

•
Payments Upon Death or Disability. Upon the termination of Mr. Buzby's employment due to death or other incapacity or disability, Farmer Mac will, if Mr. Buzby (or his estate or heirs, as the case may be) executes and does not revoke a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within 30 days (or such longer period as required for a valid release under applicable law) following such termination, continue to pay Mr. Buzby (or his estate or heirs, as the case may be), for the shorter of (i) 12 months, or (ii) the period ending when Mr. Buzby ceases to receive or be eligible for disability insurance payments, the difference between the current base salary and the amount of disability insurance payments received by Mr. Buzby under insurance policies provided by Farmer Mac in accordance with the Agreement.

•
Severance Pay. If Farmer Mac terminates Mr. Buzby's employment other than for "cause" (as defined in the Agreement), or Mr. Buzby terminates his employment in connection with an uncured material breach of the Agreement by Farmer Mac, subject to Mr. Buzby's execution of a separation agreement and release of claims, Farmer Mac shall, to the extent permitted by law and regulation, pay Mr. Buzby the following severance benefits: (i) an aggregate lump sum amount in cash equal to the sum of (a) Mr. Buzby's base salary and (b) his base salary multiplied by the incentive compensation target, which is initially 80%, and (ii) continuation of health care coverage pursuant to COBRA and other insurance and fringe benefits, at Farmer Mac's expense, until the earlier of (a) the date that is one year from the date of termination of his employment or (b) the date that he becomes eligible for medical insurance coverage through another employer.

•
Post-Termination Restrictive Covenants. In connection with any termination of Mr. Buzby for any reason, pursuant to the Agreement, he has agreed (A) not to compete with Farmer Mac, other than with Farmer Mac's written permission, for a period of one year, and (B) not to solicit any of Farmer Mac's "members of management" (as defined in the Agreement) or employees for two years following his termination for any reason.

Prior Employment Agreements with Named Executive Officers

Each of Mr. Buzby and Mr. Stenson was party to an employment agreement with Farmer Mac that expired on July 1, 2012, and Mr. Gerber was party to an employment agreement with Farmer Mac until his employment was terminated on October 3, 2012 (each, an "Employment Agreement," and collectively, the "Employment Agreements"). Under the Employment Agreements, these officers were entitled to a base salary in the following amounts: Mr. Gerber, $580,000; Mr. Buzby, $365,000; and Mr. Stenson, $407,000. The Employment Agreements also provided that the officers were entitled to discretionary awards of incentive compensation, which were considered annually at the end of the calendar year. The Employment Agreement with Mr. Gerber provided for a target incentive payment equal to 100% of his base salary. The Employment Agreements also contained noncompetition and nonsolicitation provisions that extended for two years following a termination of employment. The Employment Agreements also contained various termination provisions. For a description of the separation agreement entered into with Mr. Gerber upon the termination of his employment, see "—Potential Payments upon Termination and Change-in-Control—Separation Agreement with Mr. Gerber."

Potential Payments upon Termination and Change-in-Control

The following table shows the total that would be payable to the named executive officers upon a termination without cause, and for Mr. Buzby, in connection with an uncured material breach by Farmer Mac, and with respect to Mr. Stenson, in connection with an adverse change in his conditions of employment, occurring as of December 31, 2012:

Name	Base Salary	Non-Equity Incentive Compensation	Total
Timothy L. Buzby[1]	$500,000	$400,000	$900,000
Tom D. Stenson[2]	$407,000	$244,200	$651,200
Stephen P. Mullery	N/A	N/A	N/A
Michael A. Gerber[3]	N/A	N/A	N/A
Jerome G. Oslick	N/A	N/A	N/A

1 Mr. Buzby would also receive all base salary, incentive compensation, expense and reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of termination. Mr. Buzby would also be entitled to continuation of health care coverage pursuant to COBRA and other life, accidental death, and disability insurance benefit plans or programs, at Farmer Mac's expense, until the earlier of (a) the date that is one year from the date of termination of his employment or (b) the date that he becomes eligible for medical insurance coverage through another employer. See "—Employment Agreements with Executive Officers—Employment Agreement with Mr. Buzby."

2 Mr. Stenson would also receive all base salary, incentive compensation, and vacation pay accrued and unpaid as of the date of termination. Mr. Stenson would also be entitled to continuation of health care coverage pursuant to COBRA and other life, accidental death, and disability insurance benefit plans or programs, at Farmer Mac's expense, for 12 months. See "—Executive Officer Severance Plan" below.

3 Mr. Gerber's employment was terminated on October 3, 2012. For a discussion of the payments he received upon the termination of his employment, see "—Separation Agreement with Mr. Gerber" below.

The following table shows the total that would be payable to the named executive officers upon a termination without cause due to disability occurring as of December 31, 2012:

Name	Base Salary	Non-Equity Incentive Compensation	Total
Timothy L. Buzby[1]	$500,000	$0	$500,000
Tom D. Stenson[2]	$407,000	$0	$407,000
Stephen P. Mullery	N/A	N/A	N/A
Michael A. Gerber[3]	N/A	N/A	N/A
Jerome G. Oslick	N/A	N/A	N/A

1 In the event of a termination without cause due to a disability, Farmer Mac would pay Mr. Buzby the difference between his current base salary and the amount of disability insurance payments received by Mr. Buzby for the shorter of (i) 12 months, or (ii) the period ending when Mr. Buzby ceases to receive or be eligible for disability insurance payments.

2 In the event of a termination without cause due to a disability, Farmer Mac would pay Mr. Stenson the difference between his current base salary and the amount of disability insurance payments received by him under Farmer Mac's long-term disability policy during the 12 months following termination.

3 Mr. Gerber's employment was terminated on October 3, 2012. For a discussion of the payments he received upon the termination of his employment, see "—Separation Agreement with Mr. Gerber" below.

None of the named executive officers are eligible to receive additional payments upon a change-in-control of Farmer Mac.

Executive Officer Severance Plan

On June 7, 2012, the Board of Directors of Farmer Mac adopted an Executive Officer Severance Plan (the "Plan"). The primary purpose of the Plan is to provide executive officers who are in a position to contribute materially to the success of Farmer Mac with reasonable compensation in the event of their termination of employment with Farmer Mac. The Plan became effective June 30, 2012, and the only participant currently in the Plan is Mr. Stenson.

Participation in the Plan is limited to certain executive officers of Farmer Mac who are designated by the plan administrator (Farmer Mac's President) and approved by the Compensation Committee, and who are not parties to individual employment agreements with Farmer Mac. To become a participant in the Plan (a "Participant"), the designated executive officers must execute a participation agreement ("Participation Agreement"), which sets forth the conditions for receipt of payments and benefits under the Plan. The Participation Agreement includes:

•	an agreement not to compete for a period of one year following termination of employment;

•	an agreement not to use confidential or proprietary information;

•	an agreement not to solicit, for a period of one year following termination of employment, certain employees of Farmer Mac to engage in certain activity;

•
an agreement not to solicit for employment any current or former Farmer Mac employee, unless the employee has ceased to be employed by Farmer Mac for at least six months and is not subject to non-compete covenants similar to those contained in the Participation Agreement;

•	an agreement not to solicit customers for a period of one year following termination of employment; and

•	an agreement not to disparage Farmer Mac following termination of employment.

Under the Plan, in the event of termination by Farmer Mac other than for cause (as defined in the Plan) or by the Participant after an adverse change in conditions of employment (as defined in the Plan), upon execution of a release, the Participant will be entitled to:

•	an amount equal to the sum of the Participant's annual base salary and annual target bonus, payable in one lump sum;

•
for 12 months, (a) Farmer Mac's coverage of the cost of premiums for the Participant and the Participant's eligible dependents under COBRA, subject to the Participant's continued compliance with the terms of the Participation Agreement, and (b) Farmer Mac's permission to participate, at Farmer Mac's cost, in all Farmer Mac-sponsored life, accidental death, and disability insurance benefit plans or programs in which the Participant was participating at the time of termination to the extent permitted by the plans or programs and applicable law; and

•
payment of accrued compensation, including base salary, accrued vacation, and annual incentive compensation calculated at the annual target bonus, prorated for the period of time worked during the year.

The payments described above will be in lieu of any other severance payments to Participants.

Upon termination of the Participant's employment due to disability (as defined in the Plan), Farmer Mac will pay, during the 12 months following termination, the difference between the Participant's base salary and the amount of disability insurance payments received by the Participant under Farmer Mac's long-term disability policy. In the event the Participant dies after the commencement of those payments, the balance will be payable in accordance with the beneficiary designation provisions of the Plan.

Participants are not required to mitigate amounts of payments by seeking employment or otherwise, and payments under the Plan will not be offset by amounts payable from new employment for services rendered during the 12 months following termination of employment with Farmer Mac. However, the Participant's eligibility for the continuation of COBRA and participation in Farmer Mac-sponsored life, accidental death, and disability insurance benefit plans or programs will immediately cease upon the start of the new employment.

Amounts payable to any Participant under the Plan are subject to any recoupment or clawback policy as may be implemented and interpreted by Farmer Mac, including those implemented to comply with the Dodd-Frank Act, or any other applicable law and regulation.

Separation Agreement with Mr. Gerber

Effective October 3, 2012, the employment of Mr. Gerber as the President and Chief Executive Officer of Farmer Mac was terminated. The termination of Mr. Gerber's employment was treated as a termination without cause pursuant to Section 8(a)(iii) of his Amended and Restated Employment Agreement dated as of April 1, 2011. Mr. Gerber's employment agreement provided for the payment of severance to Mr. Gerber subject to his execution, without revocation, of a full release of claims in favor of Farmer Mac.

Effective as of October 26, 2012, Farmer Mac and Mr. Gerber entered into a separation agreement, waiver, and release (the "Separation Agreement"), which provided for Mr. Gerber to receive severance benefits in accordance with his employment agreement. Pursuant to the Separation Agreement, Farmer Mac and Mr. Gerber agreed to the following, among other things:

•
Mr. Gerber's employment as Farmer Mac's President and Chief Executive Officer was terminated effective as of October 3, 2012 and, to the extent that he served on any boards of directors and/or served as an officer of any of Farmer Mac's subsidiaries, affiliates, or related entities, Mr. Gerber resigned from such boards and offices. In addition, Mr. Gerber's employment agreement was terminated effective as of October 3, 2012.

•
Farmer Mac paid Mr. Gerber as severance a lump sum cash payment of $2,755,000, less applicable withholding for taxes and similar items. That amount was calculated in accordance with Mr. Gerber's employment agreement for a termination of employment that was treated as a termination without cause.

•
Mr. Gerber fully and unconditionally released and discharged Farmer Mac from all claims arising out of his employment with Farmer Mac, the termination of his employment with Farmer Mac, the termination of his employment agreement, and any other matter.

•
Certain of Mr. Gerber's obligations under his employment agreement, such as those relating to non-disparagement, use of confidential or proprietary information, non-solicitation of Farmer Mac's employees, and non-competition with Farmer Mac survived the termination of his employment agreement and, accordingly, remain in effect.

The $2,755,000 severance payment to Mr. Gerber was made in November 2012 during the fourth quarter of Farmer Mac's fiscal year. The effect of this severance payment on Farmer Mac's fourth quarter results was a net after-tax expense of $968,000 after taking into account (1) the amount already accrued for Mr. Gerber's 2012 incentive compensation through third quarter 2012 and (2) the reversal of previously recognized expenses for 141,667 unvested SARs and 55,000 unvested shares of restricted stock that Mr. Gerber forfeited upon the termination of his employment.

Equity Compensation Plans

The following table sets forth certain information relating to compensation plans under which equity securities are authorized to be issued as of December 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options or SARs or vesting of restricted stock	Weighted average exercise price of outstanding options and SARs (per share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans not approved by stockholders	301,995	$26.68	—
Equity compensation plans approved by stockholders	578,064	$17.52	1,477,699

2008 Plan. In 2008, the Board adopted, and the voting stockholders approved, Farmer Mac's 2008 Omnibus Incentive Plan (the "2008 Plan"), a broad-based incentive compensation plan for directors, officers, and non-officer employees. Subject to adjustment, the total number of shares of common stock reserved and available for delivery pursuant to awards under the Plan will be: (1) 1,500,000 shares of common stock; plus (2) any shares subject to outstanding awards under the 1997 Incentive Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) up to an aggregate maximum of 1,000,000 shares. Under the 2008 Plan, no participant may be granted stock option awards covering more than 300,000 shares of common stock during any calendar year, nor may a participant be granted more than 150,000 shares each of restricted stock, performance shares, performance units, or other stock-based awards during any calendar year. The maximum aggregate amount awarded or credited for cash-based awards to any one participant in any one calendar year may not exceed the value of $2,000,000 determined as of the date of vesting or payout, as applicable.

The terms of the 2008 Plan are intended to, among other things, permit the Compensation Committee to impose performance goals for any award, thereby requiring forfeiture of all or part of any award if the performance goals are not met, or linking the time or amount of exercisability, vesting, payment, or settlement of an award to the achievement of performance goals. The 2008 Plan provides that the performance goals will be based on specified performance measures that are intended to encompass a wide range of financial and operational activities of Farmer Mac on a consolidated basis and/or for specified subsidiaries or business units of Farmer Mac. For example, the performance measures used by the Compensation Committee in establishing the performance goals for awards includes, but is not limited to:

(a)
Net earnings or net income (before or after taxes, the impact of changes in the fair value of derivatives, stock plan expenses, yield maintenance and/or loan losses) or any other measure that uses all or part of such components;

(b)	Earnings per share;

(c)	Revenues or mission volume or growth therein;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Delinquency rate;

(r)	Net charge-offs; and

(s)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measures may be used to measure the performance of Farmer Mac as a whole or any business unit of Farmer Mac, or any combination thereof, as the Compensation Committee may deem appropriate. Any of the above performance measures may be compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate. The Compensation Committee may also select performance measure (j) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures.

Performance goals may differ for awards to different participants. The Compensation Committee will specify the weighting to be given to each performance measure for purposes of determining the final amount payable for an award. All determinations by the Compensation Committee as to the attainment of performance goals will be in writing. The Compensation Committee may not delegate any responsibility for an award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

One of the requirements for compensation to qualify as performance-based compensation under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by stockholders every five years. Because the material terms of the performance goals under the 2008 Plan were approved in 2008, the Board is seeking stockholder approval at the Meeting of the material terms of the performance goals described in Proposal 3, which includes performance measures in addition to those set forth above.

As of December 31, 2012, SARs covering 633,475 shares (net of cancellations) and 388,826 shares of restricted stock had been granted under the 2008 Plan. During 2012, while various options granted under the 1997 Plan expired unexercised and were canceled, no options granted under the 1997 Plan were canceled and subsequently added to shares available under the 2008 Plan, leaving 1,477,699 shares of Class C Non-Voting Common Stock available for future issuance of grants under the 2008 Plan as of that date. SARs granted under the 2008 Plan during 2012 have exercise prices ranging from $21.69 to $32.85 per share.

1997 Plan. In 1997, the Board adopted Farmer Mac's 1997 Incentive Plan (the "1997 Plan"), a broad-based option plan for directors, officers, and non-officer employees. The 1997 Plan, as amended, provided for the issuance of a maximum of 3,750,000 nonqualified stock options on Class C Non-Voting Common Stock at an option price determined as of the grant date, with a term of not more than 10 years. The 1997 Plan provided for the automatic annual grant to directors of five-year options to purchase 6,000 (split-adjusted) shares of Class C Non-Voting Common Stock, with each grant to occur on the day of the Annual Meeting of Stockholders, with the option price to be determined as of such day. Through 2003, options granted under the 1997 Plan vested one-third on the date of grant, one-third the following year, and one-third the second following year. Beginning in 2004, options granted under the 1997 Plan generally vested one-third in each of the first three years following the date of option grant. No options have been granted under the 1997 Plan since 2008.

If an option holder's employment with Farmer Mac terminates for any reason, including by reason of retirement, the option holder's rights to exercise any option granted under the 1997 Plan terminate on the earlier of the option expiration date or 90 days after termination (one year in the case of death or disability). Upon a termination for "cause," the options expire immediately. Following the termination of a director's service, vested options will remain exercisable until the earlier of the option expiration date or two years following termination. The 1997 Plan also provides for accelerated vesting of unvested options in the event of an option holder's death or disability.

As of December 31, 2012, options covering 2,000,889 shares (net of cancellations) had been granted under the 1997 Plan, of which 301,995 remain outstanding. As of December 31, 2012, no shares of Class C Non-Voting Common Stock remained available for future issuance of option grants under the 1997 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Board of Directors has adopted a written Related Person Transactions Approval Policy that is administered by the Corporate Governance Committee. This policy applies to any transaction or series of transactions in which Farmer Mac is a participant, the amount involved exceeds $120,000, and a "related person" has a direct or indirect material interest. The policy requires each director or executive officer involved in such a transaction to notify the General Counsel of each such transaction. Farmer Mac reviews all relationships and transactions in which Farmer Mac and its directors and executive officers or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Farmer Mac's legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers regarding related person transactions. Under the policy, the General Counsel will determine whether a transaction meets the requirements of a "related person transaction" requiring review by the Corporate Governance Committee. Transactions that fall within this definition will be referred to the Corporate Governance Committee for approval, ratification, or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee will decide whether or not to approve the transaction and will approve only those transactions that are in the best interests of Farmer Mac. If Farmer Mac becomes aware of an existing related person transaction that has not been approved under this policy, the matter will be referred to the Corporate Governance Committee, which will then evaluate all options available, including ratification, revision, or termination of the transaction. A related person transaction entered into without the Corporate Governance Committee's pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Corporate Governance Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy. Transactions that are determined to be directly or indirectly material to Farmer Mac or a related person are disclosed in Farmer Mac's Proxy Statement as required by SEC rules.

Transactions with Related Persons in 2012

From time to time, Farmer Mac purchases or commits to purchase qualified loans, USDA-guaranteed portions, or AgVantage® securities from, or enters into other business relationships with, institutions that own 5% or more of a class of Farmer Mac's Voting Common Stock or that have an employee, officer, or director who is also a member of Farmer Mac's Board of Directors. These transactions are conducted in the ordinary course of business, with terms and conditions comparable to those applicable to entities unaffiliated with Farmer Mac. To the extent such transactions involve indebtedness issued by the related person, those transactions were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to Farmer Mac and did not involve more than the normal risk of collectability or present other unfavorable features. Although Farmer Mac entered into transactions with related persons in 2012, it was determined that none of those transactions resulted in a related person having a direct or indirect material interest that would require disclosure as a "related person transaction" under SEC rules. For additional information about transactions between Farmer Mac and related persons, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Related Party Transactions" and Note 3 in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2012.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be "soliciting material," or to be "filed" with the SEC, and will not be deemed to be incorporated by reference into any filing by Farmer Mac under the Securities Act or the Exchange Act, except to the extent that Farmer Mac specifically requests that such information be treated as soliciting material or specifically incorporates the report by reference into a document.

The Audit Committee reviewed and recommended reaffirmation of the Audit Committee Charter, which reaffirmation was approved by the full Board on February 6, 2013. The complete text of the charter, which reflects standards set forth in SEC regulations and NYSE listing requirements, is available on Farmer Mac's website, www.farmermac.com, in the "Corporate Governance" portion of the "Investors" section. A print copy of the Audit Committee Charter is available free of charge upon written request to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006. The Audit Committee and the Board review and approve changes to the Audit Committee Charter annually. The Board of Directors has determined that: (1) all of the directors who serve on the Audit Committee are "independent," as defined in Farmer Mac's Corporate Governance

Guidelines, and under the heightened independence requirements set forth under applicable SEC and NYSE rules for directors serving on the Audit Committee; and (2) Clark Maxwell, a member of the Audit Committee since June 6, 2008, is an "audit committee financial expert," as defined in SEC rules. Mr. Maxwell is not an auditor or accountant for Farmer Mac, does not perform field work, and is not an employee of Farmer Mac. In accordance with the SEC's safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed to be an "expert" for purposes of the federal securities laws. In addition, the designation or identification as an audit committee financial expert does not impose on a director any duties, obligations, or liabilities that are greater than those imposed on that director as a member of the Audit Committee and Board of Directors in the absence of such designation or identification, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board of Directors.

Audit Committee Report for the Year Ended December 31, 2012

To Our Stockholders:

Management is primarily responsible for establishing and maintaining the financial public reporting process, including the system of internal accounting controls, and for the preparation of Farmer Mac's consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee, on behalf of the Board, monitors Farmer Mac's financial reporting processes and systems of internal accounting control, the independence and performance of the independent auditors, and the performance of the internal audit function. Farmer Mac's independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on management's assessment of the effectiveness of Farmer Mac's internal control over financial reporting. In addition, the independent auditors will express their own opinion on the effectiveness of Farmer Mac's internal control over financial reporting.

Management has represented to the Audit Committee that Farmer Mac's audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed Farmer Mac's audited consolidated financial statements with both management and Farmer Mac's independent auditors prior to their issuance. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices, and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors pursuant to rules and regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and the standards established by the American Institute of Certified Public Accountants, including matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

As to Farmer Mac's independent auditors, the Audit Committee, among other things, received from PricewaterhouseCoopers LLP the written disclosures as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Farmer Mac and its management. The Audit Committee has reviewed and pre-approved the audit fees of the independent auditors. It also has approved non-audit services and reviewed fees for such services to assure compliance with applicable provisions of the Exchange Act, and applicable rules and regulations to assure compliance with the auditor independence requirements that prohibit independent auditors from performing specified services that might impair their independence as well as compliance with Farmer Mac's and the Audit Committee's policies.

The Audit Committee discussed with Farmer Mac's independent auditors the overall scope of and plans for its audit. Finally, the Audit Committee continued to monitor the scope and adequacy of Farmer Mac's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

In reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of Farmer Mac's audited consolidated financial statements in Farmer Mac's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission, as filed on March 18, 2013.

Audit Committee

Dennis L. Brack, Chairman	James R. Engebretsen
Sara L. Faivre-Davis	Clark B. Maxwell
James B. McElroy	Bruce J. Sherrick

AUDIT MATTERS

Audit Fees

Farmer Mac paid an aggregate of $1,300,000 for 2012 and $1,010,000 for 2011 to PricewaterhouseCoopers LLP for professional services rendered for the audit of Farmer Mac's annual financial statements, the audit of management's assessment of the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the review of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q.

Audit-Related Fees

Farmer Mac paid an aggregate of $238,500 for 2012 and $150,000 for 2011 to PricewaterhouseCoopers LLP for the issuance of comfort letters, various accounting consultations, and other technical issues for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac's annual financial statements and the review of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q and not reported in "—Audit Fees" above.

Farmer Mac paid an aggregate of $15,000 for 2012 and $78,000 for 2011 to Deloitte & Touche LLP, Farmer Mac's independent auditor for 2009, for the issuance of comfort letters, various accounting consultations, and other technical issues for assurance and related services that were reasonably related to the performance of the audit of Farmer Mac's annual financial statements and the review of the financial statements included in Farmer Mac's quarterly reports on Form 10-Q and not reported in "—Audit Fees" above.

Tax Fees

Farmer Mac paid an aggregate of $94,000 in 2012 and $84,000 in 2011 to PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning in tax years 2012 and 2011.

All Other Fees

Farmer Mac paid an aggregate of $13,328 for 2012 and $2,926 for 2011 to PricewaterhouseCoopers LLP for fees other than the audit and review fees, audit-related fees, and tax fees referred to above.

Audit Committee Pre-Approval Policies

Pursuant to the Audit Committee Charter and consistent with SEC policies regarding auditor independence, the Audit Committee considers and pre-approves, as appropriate, all auditing and permissible non-auditing services provided by Farmer Mac's independent auditor prior to the engagement of the independent auditors for those services. All of the services provided by PricewaterhouseCoopers LLP in 2012, 2011, and 2010 were pre-approved by the Audit Committee.

PROPOSAL 2:
SELECTION OF INDEPENDENT AUDITORS

The By-Laws of Farmer Mac provide that the Audit Committee shall select Farmer Mac's independent auditors "annually in advance of the Annual Meeting of Stockholders and [that selection] shall be submitted for ratification or rejection at such meeting." In addition, the Audit Committee reviews the scope and results of the audits, the accounting principles being applied, and the effectiveness of internal controls. The Audit Committee also ensures that management fulfills its responsibilities in the preparation of Farmer Mac's financial statements.

In accordance with the By-Laws, the Audit Committee has unanimously selected and recommended to the stockholders PricewaterhouseCoopers LLP as Farmer Mac's independent auditors for the fiscal year ending December 31, 2013. This proposal is presented to the stockholders for approval as provided in the By-Laws and in conformity with the current practice of seeking stockholder approval of the selection of independent auditors. The ratification of the appointment of PricewaterhouseCoopers LLP as Farmer Mac's independent auditors requires the affirmative vote of a majority of the shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from stockholders present at the Meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for Farmer Mac for 2013. Proxies solicited by the Board of Directors will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

PROPOSAL 3:
APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS
UNDER THE 2008 OMNIBUS INCENTIVE PLAN

In 2008, the Board adopted, and the voting stockholders approved at the 2008 Annual Meeting of Stockholders, Farmer Mac's 2008 Omnibus Incentive Plan (which has been referred to in this Proxy Statement as the 2008 Plan), a broad-based incentive compensation plan for directors, officers, and non-officer employees. In connection with the approval of the 2008 Plan, Farmer Mac's voting stockholders also approved the material terms of performance goals to be used by Farmer Mac for awarding certain compensation under the 2008 Plan to directors, officers, and non-officer employees. To preserve Farmer Mac's ability to continue to grant performance-based awards under the 2008 Plan that are intended to be tax-deductible by Farmer Mac, the material terms of the performance goals, including the list of permissible performance measures for performance goals, must be approved by the voting stockholders no less often than every five years. Stockholders are not being asked to approve any amendment to the 2008 Plan or to otherwise re-approve the 2008 Plan itself.

In this proposal, the Board is requesting that stockholders approve the material terms of the performance goals described below to enable Farmer Mac to continue to have a stockholder-approved arrangement under which certain compensation awarded to executive officers under the 2008 Plan until the date of the 2018 Annual Meeting of Stockholders may qualify as "performance-based compensation" for purposes of Section 162(m) of the Code.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that Farmer Mac may deduct in any one year for Farmer Mac's chief executive officer and three other most highly compensated executive officers, other than the chief financial officer. However, compensation that qualifies as "performance-based compensation" is excluded from the $1 million limitation and, therefore, is intended to be deductible by Farmer Mac. Farmer Mac intends that options, SARs, and restricted stock, the exercisability, vesting, payment, or settlement of which are expressly conditioned upon achievement of performance goals based on one or more of the performance measures described in this Proposal 3, may qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, although other awards under the 2008 Plan may not so qualify.

In accordance with Section 162(m) of the Code, the material terms that the stockholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by Farmer Mac may qualify as performance-based compensation for purposes of Section 162(m) of the Code; however, there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m) of the Code.

Description of the 2008 Plan

Under the 2008 Plan, the total number of shares of common stock reserved and available for delivery pursuant to awards under the Plan, subject to adjustment, is: (1) 1,500,000 shares of common stock; plus (2) any shares subject to outstanding awards under the 1997 Plan (which was replaced by the 2008 Plan) that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) up to an aggregate maximum of 1,000,000 shares. Under the 2008 Plan, no participant may be granted stock option awards covering more than 300,000 shares of common stock during any calendar year, nor may a participant be granted more than 150,000 shares each of restricted stock, performance shares, performance units, or other stock-based awards during any calendar year. The maximum aggregate amount awarded or credited for cash-based awards to any one participant in any one calendar year may not exceed the value of $2,000,000 determined as of the date of vesting or payout, as applicable.

The full text of the 2008 Plan can be found on Annex A to Farmer Mac's proxy statement for the 2008 Annual Meeting of Stockholders, filed with the SEC on April 29, 2008, or as Exhibit 10.1.2 to the Quarterly Report on Form 10-Q filed by Farmer Mac with the SEC on August 12, 2008.

Key Features of the 2008 Plan:

•	Options may not be repriced without the prior approval of the stockholders of Farmer Mac.

•	Options will not be replaced for cash at any time, without the prior approval of the stockholders.

•	Options will not be regranted through cancellation without the approval of the stockholders, and will not be regranted by lowering the exercise price of a previously granted option.

•	The exercise price per share of stock under an option must be not less than the fair market value of the common stock of Farmer Mac on the date of grant.

•	The shares of stock and cash which may be granted to any individual are limited in any one plan year, subject to adjustment for certain specified events.

•	Performance goals are used for performance-based awards.

Eligibility. Employees of Farmer Mac and members of the Board of Directors are eligible to be granted awards. It is not possible to determine precisely the total number of persons who may be eligible to be granted awards under the 2008 Plan, although it is likely that the number will not be greater than 50.

Types of Awards. Awards authorized under the 2008 Plan include:

•
options to purchase shares of common stock, including incentive stock options and non-qualified stock options, which will be granted at not less than 100% of the fair market value of the common stock on the date of grant;

•
stock appreciation rights, whether in conjunction with the grant of stock options or independent of such grant, which will be granted at not less than 100% of the fair market value of the common stock on the date of grant;

•	common stock subject to restrictions on transferability and other restrictions, as to which a participant will generally have the rights of a stockholder during the period of restriction;

•	common stock to be delivered after the expiration of a deferral period, as to which the participant will generally not have the rights of a stockholder during the period of deferral;

•	common stock granted as a bonus or in lieu of obligations to pay cash under other plans or compensatory arrangements;

•
dividend equivalents, which will not apply to stock options, consisting of a right to receive cash, common stock, other awards or other property equal in value to dividends paid on a specified number of shares of common stock; and

•
other awards, including awards that are payable, in whole or in part, in shares of common stock or the value of which are based, in whole or in part, on the value of shares of common stock, and awards to be settled, in whole or in part, in cash or other property other than common stock.

All of the features of the 2008 Plan described above will remain in effect without change whether or not this Proposal 3 is approved. If this Proposal 3 is not approved, performance awards may still be granted under the 2008 Plan, but certain awards granted to Farmer Mac's executive officers made after June 6, 2013 may no longer be fully tax-deductible to Farmer Mac.

Performance-Based Awards. See below under "—Material Terms of the Performance Goals under the 2008 Plan" for a description of the material terms of the performance goals for awards granted under the 2008 Plan.

Effectiveness, Amendment, and Termination. The 2008 Plan may be amended, altered, suspended, discontinued, or terminated by the Board of Directors without stockholder approval unless the Board seeks to increase the number of shares of common stock subject to the 2008 Plan or stockholder approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which Farmer Mac's common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable. The 2008 Plan has been effective since its approval by stockholders at the 2008 Annual Meeting of Stockholders and will continue in effect for ten years from that date, unless sooner terminated by the Board of Directors.

Other Matters. Awards that may in the future be granted to Farmer Mac's chief executive officer, to the three other most highly compensated executive officers, or to other groups of persons, and the number of persons in such groups, are discretionary and therefore cannot be determined at this time.

Material Terms of the Performance Goals under the 2008 Plan

The terms of the 2008 Plan are intended to, among other things, permit the Compensation Committee to set performance goals for any award, thereby requiring forfeiture of all or part of any award if the performance goals are not met, or linking the time or amount of exercisability, vesting, payment, or settlement of an award to the achievement of performance goals. The 2008 Plan provides that the performance goals will be based on specified performance measures that are intended to encompass a wide range of financial and operational activities of Farmer Mac on a consolidated basis and/or for specified subsidiaries or business units of Farmer Mac. For example, the performance measures used by the Compensation Committee in establishing the performance goals for awards includes, but is not limited to (additions to the existing performance measures under the 2008 Plan are shown in bold print):

(a)
Net earnings or net income (before or after taxes, the impact of changes in the fair value of derivatives, stock plan expenses, yield maintenance and/or loan losses) or any other measure that uses all or part of such components;

(b)	Earnings per share;

(c)	Revenues or mission volume or growth therein;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Assets;

(l)	Cash position;

(m)	Equity or stockholders' equity;

(n)	Ratio of debt to debt plus equity;

(o)	Expense targets;

(p)	Margins;

(q)	Operating efficiency;

(r)	Market share;

(s)	Customer satisfaction;

(t)	Working capital targets;

(u)	Delinquency rate;

(v)	Net charge-offs;

(w)	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(x)
Capital measures, including but not limited to, compliance with applicable regulatory capital requirements and the excess of capital over statutory minimum capital requirements, risk-based capital requirements, or other established capital targets; and

(y)	Results of regulatory reviews and examinations.

Any performance measures may be used to measure the performance of Farmer Mac as a whole or any business unit of Farmer Mac, or any combination thereof, as the Compensation Committee may deem appropriate. Any of the above performance measures may be compared to the performance of a group of comparator companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate. The Compensation Committee may also select performance measure (j) above as compared to various stock market indices. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures.

Performance goals may differ for awards to different participants. The Compensation Committee will specify the weighting to be given to each performance measure for purposes of determining the final amount payable for an award. All determinations by the Compensation Committee as to the attainment of performance goals will be in writing. The Compensation Committee may not delegate any responsibility for an award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

Approval of this Proposal 3 requires the affirmative vote of a majority of the shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting. The Board of Directors recommends a vote FOR the proposal to approve the material terms of performance goals under Farmer Mac's 2008 Plan. Proxies solicited by the Board of Directors will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

PROPOSAL 4:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
OF FARMER MAC'S NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC adopted under the Dodd-Frank Act, Farmer Mac is seeking from its stockholders an advisory vote to approve the compensation of Farmer Mac's named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures.

The Dodd-Frank Act requires Farmer Mac to hold an advisory vote to approve the compensation of Farmer Mac's named executive officers at least once every three years. As approved by its stockholders at the 2011 Annual Meeting of Stockholders, Farmer Mac is presenting this non-binding vote to its stockholders on an annual basis.

Farmer Mac's executive compensation program is designed to attract, motivate, and retain highly qualified executive officers who are able to achieve corporate objectives, fulfill Farmer Mac's Congressional mandate, and enhance stockholder value. The Compensation Committee believes that Farmer Mac's executive compensation program reflects a strong pay-for-performance philosophy that is consistent with the risk tolerance of Farmer Mac and reflects the long-term interests of stockholders. The Compensation Discussion and Analysis section beginning on page 20 provides a more detailed discussion of Farmer Mac's executive compensation philosophy and program.

The Compensation Committee believes that Farmer Mac's executive compensation program has been effective at attracting and retaining a high-performing executive team that is appropriately motivated to achieve the strategic, financial, and operational goals established by the Board of Directors.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of the Federal Agricultural Mortgage Corporation approve, on an advisory basis, the compensation of Farmer Mac's named executive officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures.

This advisory vote to approve the compensation of Farmer Mac's named executive officers is not binding. The outcome of the vote on this proposal by stockholders will not require Farmer Mac's Board of Directors or the Compensation Committee to

take any action regarding Farmer Mac's executive compensation practices. However, the Board of Directors values the opinions of Farmer Mac's stockholders as expressed through their votes and communications and will take into account the result of the vote when determining future executive compensation arrangements.

Adoption of this non-binding resolution will require the affirmative vote of the majority of the shares of Farmer Mac's Voting Common Stock entitled to vote and represented in person or by proxy at the Meeting. The Board of Directors recommends a vote FOR adoption of the resolution approving, on an advisory basis, the compensation of Farmer Mac's named executive officers, as described in this Proxy Statement, including the Compensation Discussion and Analysis, the related tabular disclosures, and the accompanying narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless holders of Farmer Mac's Voting Common Stock specify to the contrary on their proxies, or unless authority to vote is withheld.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Farmer Mac's officers and directors, and persons who beneficially own more than 10% of a registered class of Farmer Mac's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and owners of more than 10% of Farmer Mac's stock are required by SEC regulations to furnish Farmer Mac with copies of all Forms 3, 4, and 5 filed.

Based solely on Farmer Mac's review of its corporate records, which include copies of forms it has received, and written representations from certain reporting persons that they were not required to file a Form 5 for 2012, Farmer Mac believes that all of its officers, directors, and beneficial owners of greater than 10% of any class of its equity securities complied with all Section 16(a) filing requirements and timely filed all reports applicable to them for transactions during 2012, with the exception of the following: (1) a Form 5 filed on behalf of Farmer Mac director James R. Engebretsen on February 14, 2013 reporting sales in open market transactions on May 29, 2012 and May 30, 2012 that were not timely reported on a Form 4, and (2) Form 4s filed one day late on behalf of each of Messrs. Buzby, Stenson, Gerber, and Oslick on April 10, 2012 due to a technological error.

SOLICITATION OF PROXIES

Farmer Mac will pay the cost of the Meeting and the costs of soliciting proxies, including the cost of mailing the proxy materials. Farmer Mac has retained Georgeson Inc. to act as Farmer Mac's proxy solicitation firm for a fee of $5,500 plus expenses. In addition to solicitation by mail, employees of Georgeson Inc. may solicit proxies by telephone, electronic mail, or personal interview. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation material to the beneficial owners of shares of Voting Common Stock held of record by them, and Farmer Mac will reimburse them for their reasonable expenses.

OTHER MATTERS

In addition to the scheduled items of business set forth in this Proxy Statement, the enclosed proxy confers on the Proxy Committee discretionary authority to vote the shares represented thereby in accordance with its members' best judgment on all other matters that may be brought before the Meeting or any adjournment or postponement thereof and matters incident to the Meeting. The Board of Directors does not know of any other matter that may properly be presented for action at the Meeting. If any other matters not known at the time this Proxy Statement was printed are properly brought before the Meeting or any adjournment or postponement of the Meeting, the Proxy Committee intends to vote proxies in accordance with its members' best judgment.

Upon written request, Farmer Mac will furnish, without charge, to each person whose proxy is being solicited a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC, which includes financial statements. Written requests should be directed to Farmer Mac's Secretary at 1999 K Street, N.W., Fourth Floor, Washington, D.C. 20006. A copy of Farmer Mac's most recent Form 10-K is also available on its website (www.farmermac.com) in the "SEC Filings" portion of the "Investors—Equity" section. Please note that all references to www.farmermac.com in this Proxy Statement are inactive textual references only and that the information contained on Farmer Mac's website is not incorporated by reference into this Proxy Statement.
_____________________________

The giving of your proxy will not affect your right to vote your shares personally if you attend the Meeting. In any event, it is important that you complete, sign, and return the enclosed proxy card promptly to ensure that your shares are voted.

By order of the
Board of Directors,

Stephen P. Mullery
Secretary

April 26, 2013
Washington, D.C.